Exhibit 99.11

Public Accounts

Ministry of Finance
Office of the
Comptroller General

For the Fiscal Year Ended
March 31, 2021

BRITISH
COLUMBIA

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and
expenditures–Periodicals. 2. Revenue–British
Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1.
British Columbia. Ministry of Finance. 2. Title.

HJ13.B74	352.4’09711’05	C2001–960204–9

July 28, 2021

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2021.

SELINA ROBINSON
Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Selina Robinson

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2021.

Respectfully submitted,

CARL FISCHER
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in the fiscal year ending March 31, 2021.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. The accounting standards followed by the province are established in section 23.1 of the Budget Transparency and Accountability Act. Although accounting policies are based on Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

In September 1999 the final report of the Budget Process Review Panel established clear principles for financial reporting based on user needs and led to the introduction of the Budget Transparency and Accountability Act which forms the basis of British Columbia’s legislated reporting framework. British Columbia is at the forefront of financial accountability by providing all financial reporting on a full accrual basis with direct comparability between budget and actual results. Conflicts can arise between the legislated requirement for comparable and consistent financial reporting and the national and international standards that guide accounting or the interpretation of those standards. Our obligation is to ensure financial reporting meets the accountability requirements of the public and stakeholders, within the framework established in legislation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

Throughout the 2020/21 fiscal year, government maintained a state of emergency in response to the COVID–19 Novel Coronavirus pandemic. Government’s response to the COVID–19 pandemic had a significant financial impact on the 2020/21 Summary Financial Statements. Additional financial information specific to the pandemic is included on pages 13–14 which provides details on pandemic response and economic recovery spending of $10,087 million. We have worked closely with our colleagues across Canada and the Office of the Auditor General to ensure we maintain government’s high standards of transparency and financial accountability.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and his staff for their cooperation and support in preparing the Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Carl.Fischer@gov.bc.ca; by telephone at 250–387–6692; or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CARL FISCHER

Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	15
Economic Highlights	30

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	35
Report of the Auditor General of British Columbia	37
Consolidated Statement of Financial Position	45
Consolidated Statement of Operations	46
Consolidated Statement of Change in Net Liabilities	47
Consolidated Statement of Cash Flow	48
Notes to Consolidated Summary Financial Statements	50
Reporting Entity	91
Consolidated Statement of Financial Position by Sector	94
Consolidated Statement of Operations by Sector	98
Statement of Financial Position for Self–supported Crown Corporations and Agencies	102
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	104
Consolidated Statement of Tangible Capital Assets	106
Consolidated Statement of Guaranteed Debt	107

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	111
SUCH Statement of Financial Position	114
SUCH Statement of Operations	116
Consolidated Staff Utilization	117

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	121
Statement of Operations	122
General Fund Statement of Financial Position	123
General Fund Statement of Operations	124
BC Prosperity Fund Statement of Financial Position	125
BC Prosperity Fund Statement of Operations	125
Statement of Cash Flow	126
Schedule of Net Revenue by Source	128
Schedule of Comparison of Estimated Expenses to Actual Expenses	130
Schedule of Financing Transaction Disbursements	132
Schedule of Write–offs, Extinguishments and Remissions	133

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	137
Provincial Debt (Unaudited)	138
Change in Provincial Debt (Unaudited)	139
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	140
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	140
Change in Provincial Debt, Comparison to Budget (Unaudited)	141
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	142
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	143
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	144
Summary of Provincial Debt	147
Key Indicators of Provincial Debt	149
Summary of Performance Measures	150

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Contents — Continued

Definitions (Unaudited)	151
Acronyms (Unaudited)	154

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21	9

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Consolidated Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self-supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the General Fund Statement of Financial Position, the General Fund Statement of Operations, the BC Prosperity Fund Statement of Financial Position, the BC Prosperity Fund Statement of Operations, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write-offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

The following information is available only on the Internet at: http://gov.bc.ca/finance

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

10	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21	11

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 139, 145, 148 and 150 of the Budget and Fiscal Plan 2020/21–2022/23.

Budget and Actual Results 2020/21

		In Millions			Variance
		2020/21			2020/21	2020/21
	2020/21	Updated	2020/21	2019/20	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2019/20
	$	$	$	$	$	$
Revenue	60,585	60,967	62,156	58,660	1,571	3,496
Expense	(60,058)	(69,111)	(67,624)	(58,982)	(7,566)	(8,642)
Surplus(deficit) before forecast allowance	527	(8,144)	(5,468)	(322)	(5,995)	(5,146)
Forecast allowance	(300)				300
Surplus (deficit) for the year	227	(8,144)	(5,468)	(322)	(5,695)	(5,146)

Capital spending:
Taxpayer–supported capital spending	7,126	6,277	5,428	4,772	(1,698)	656
Self–supported capital spending	3,409	3,812	3,475	4,294	66	(819)
Total capital spending	10,535	10,089	8,903	9,066	(1,632)	(163)

Provincial debt:
Taxpayer–supported	49,202	59,962	59,750	46,229	10,548	13,521
Self–supported	26,890	27,524	27,350	25,932	460	1,418
Forecast allowance	300				(300)
Total provincial debt	76,392	87,486	87,100	72,161	10,708	14,939

Taxpayer–supported debt to GDP ratio	15.5%	20.3%	20.2%	15.1%	4.7	5.1

Summary Accounts Surplus (Deficit)

The province ended the year with a deficit of $5,468 million, which was $5,695 million lower than the surplus forecast in the Budget and Fiscal Plan 2020/21–2022/23. The 2020/21 deficit of $5,468 million was $5,146 million higher than the deficit of $322 million in fiscal year 2019/20.

Revenue increased by $3,496 million over fiscal year 2019/20 and was $1,571 million higher than budget. The annual increase in revenue in the current year was mainly due to contributions from the federal government for COVID–19 support, net earnings from self–supported Crown corporations and agencies due to higher earnings in the Insurance Corporation of British Columbia (ICBC), and increases in taxation revenue, offset by the elimination of MSP premiums.

Expense increased by $8,642 million over fiscal year 2019/20 and was higher than budget by $7,566 million. The increases in spending in the current year were seen across all sectors as additional services were provided through the province’s pandemic support and recovery programs. Additional spending over budget was authorized through supplementary estimates and various statutory appropriations.

12	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer–supported infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads totaled $5,428 million in 2020/21, $1,698 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self–supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totaled $3,475 million in 2020/21. Self–supported capital spending was $66 million higher than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Taxpayer–supported provincial debt increased by $13,521 million in 2020/21 to support the province’s pandemic support and recovery programs and increased capital infrastructure in schools, hospitals and social housing. Self–supported provincial debt increased by $1,418 million mostly due to an increase in capital infrastructure related to power projects. The increase in total provincial debt of $14,939 million was $10,708 million more than the budgeted increase in total debt of $4,231 million. The key measure of taxpayer–supported debt to GDP ended the year at 20.2%, which is higher than the forecasted 15.5% in the budget.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21	13

Financial Statement Discussion and Analysis Report

COVID–19 Pandemic Spending and Related Measures

This section provides an overview of spending through the Province’s pandemic response and economic recovery programs during the current year. This spending was authorized by Supplementary Estimates and statutory appropriations.

		In Millions
	Vote 52	Vote 53	Ministries	Total Spend
	$	$	$	$
Critical Services
Health and Mental Health	1,722		245	1,967
Child Care Services	56		262	318
Temporary Housing, Meals and Supports for Vulnerable Persons	162			162
Essential Services	130			130
Total	2,070	0	507	2,577
Financial Supports
BC Recovery Benefit	1,297			1,297
BC Emergency Benefit for Workers and Organizations	700			700
Supports for People Receiving Income and Disability Assistance	712			712
Temporary Rent Supplement	129			129
Canada Emergency Commercial Rent Assistance	79			79
Total	2,917	0	0	2,917
Jobs and Training
Community Job Creation Projects	25			25
Early Retirement Bridging Program	18			18
Forest Employment Program	12			12
Jobs in Health Care	229			229
Indigenous Community Skills Training and Education	15			15
Employment Supports for People with Disabilities	10			10
Short–term Skills Training for In–demand Jobs	18			18
Targeted Training for Health and Human Services	11			11
Other Jobs and Training Programs	10			10
Total	348	0	0	348
Recovery for People
K–12 Return to School Funding	45			45
Other Recovery for People Programs	7			7
Total	52	0	0	52
Recovery for Business
Amplify BC	23			23
Amateur Sports	15			15
Digital Marketing and Launch Online	44			44
Small Business Recovery Grant including Tourism Top-up	93			93
Tourism Dependent Communities	19			19
Tourism Regional Destination Marketing Initiatives	14			14
Other Recovery for Business Programs	10			10
Total	218	0	0	218

14	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

COVID-19 Pandemic Spending and Related Measures – continued

		In Millions
	Vote 52	Vote 53	Ministries	Total Spend
	$	$	$	$
Community Infrastructure
Active Transportation – Enhancements / Maintenance	17			17
Community Economic Recovery Infrastructure Program	100			100
Highways Climate Change Adaptation	17		3	20
Anacla/Bamfield Economic Recovery Initiative	26			26
Regional/Local Airports Medivac Grants	16			16
Investing in Canada Infrastructure Program	41			41
Regional Port Enhancement Program	40			40
Remote and Rural Community Access Program	26			26
Species and Ecosystems Restoration	10			10
Shoreline, Derelict Vessel and Illegal Dumping Clean–Up	15			15
Watershed Initiative and Wetlands Projects	27			27
Other Community Infrastructure Programs	20			20
Total	355	0	3	358
Community Social Supports
Arts and Culture Resilience Plan	35			35
Childcare Spaces and Safety Grants	99			99
Total	134	0	0	134
Food Security and Farming
Invasive Species Detection and Removal	12			12
Other Food Security and Farming Programs	17			17
Total	29	0	0	29
Self–Resilience
Commercial Vehicle Innovation Challenge	30			30
Go Electric Specialty Use Vehicle Incentive Program	31			31
Tech and Innovation – Connectivity	90			90
Value Added Manufacturing and Supply Chains	16			16
Other Self–Resilience Programs	21			21
Total	188	0	0	188
Federal–Provincial Programs
Restart Funding for Local Governments		540		540
BC Transit, Translink and BC Ferries		1,080		1,080
K–12 Safe Restart Funding		242		242
Small Air Carriers Relief Funding		2		2
Total	0	1,864	0	1,864
Statutory Spending
Housing Purchases for Vulnerable Populations			196	196
Pandemic Pay for Front Line Workers			333	333
Emergency Program Act			51	51
Climate Action Tax Credit one–time enhancement			480	480
Total	0	0	1,060	1,060
Ministry Operations and other Pandemic–Related Costs
Ministry Operations and other Pandemic–Related costs	0	0	342	342
Total Pandemic Response and Recovery Program Spending	6,311	1,864	1,912	10,087

Under the Safe Restart Agreement, the federal government contributed $1,053 million towards the Federal–Provincial Program costs noted above.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21	15

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are reported by separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licences, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2016/17	2017/18	2018/19	2019/20	2020/21
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	27,093	28,321	32,714	33,266	34,166
Contributions from federal government	8,167	9,055	9,052	9,535	12,894
Fees and licences	6,213	6,249	5,593	5,572	4,329
Miscellaneous	3,508	3,543	3,413	3,838	3,136
Net earnings of self-supported Crown corporations and agencies	2,525	1,056	2,005	2,918	3,964
Natural resources	2,711	2,695	3,108	2,268	2,403
Investment income	1,232	1,101	1,243	1,263	1,264
Total revenue	51,449	52,020	57,128	58,660	62,156

Provincial revenues increased by $3,496 million in 2020/21. The improvement in provincial revenue was primarily due to increases in contributions from the federal government of $3,359 million, in net earnings of self–supported Crown corporations and agencies of $1,046 million, and in taxation revenue of $900 million. Increases in these significant sources of revenue were offset by a decrease in fees and licenses revenue of $1,243 million and a decrease of $566 million in other revenues.

In 2020/21, tax revenue increased by $900 million (2.7%). Employer health tax increased $259 million (13.7%). Personal income tax revenue increased by $461 million (4.3%) mainly reflecting a stronger income and tax base and a positive prior–year adjustment. Property transfer tax revenue increased by $489 million (30.4%) due to the higher dollar value and number of housing sales. Corporate income tax revenue decreased by $206 million (4.1%), with an increase in installments offset by a negative prior–year adjustment. Other tax revenues decreased by $103 million over the same period, mainly from increases in provincial sales tax offset by reductions in commercial property tax rates.

16	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

The net earnings of self–supported Crown corporations and agencies were $1,046 million higher than 2019/20 mainly from increased earnings in ICBC of $1,904 million offset by a decrease in British Columbia Lottery Corporation of $917 million due to reduced services during the pandemic.

Natural resource revenues were $135 million higher than 2019/20, mainly from increased forestry revenue because of increased stumpage rates and timber harvest volume and from increased natural gas royalties. These were offset by decreases in minerals revenue from lower coal prices and decreases in drilling permits and fees as the COVID–19 pandemic reduced industry activity.

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self–supported Crown corporations and user fees and licences (own–source revenue is all revenue except for federal transfers).

Own–source revenue to GDP has remained stable over the past five years, ending the year at 16.7%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2016/17, total revenue has increased in relation with the increase in GDP. Taxation revenue has continued to exceed the growth in GDP. Contributions from the federal government increased significantly in fiscal 2021 due to COVID–19 support payments.

PROVINCE OF BRITISH COLUMBIA	17

PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Forestry revenue increased by $316 million in 2020/21. The proportion of natural resource revenue derived from forestry increased to 54.3% in 2020/21 from 43.6% in 2019/20.

Petroleum, natural gas and mineral revenues decreased by $179 million from 2019/20. These categories of natural resource revenue account for 22.9% of natural resource revenue compared to 32.1% in 2019/20.

Water and other resource revenues decreased by $2 million in the year. They comprise 22.8% of provincial natural resource revenue.

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased significantly in 2020/21, resulting in a ratio increase to 20.7%, primarily from COVID–19 support payments.

18	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users to understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, natural resources and economic development, interest, other, transportation, general government, and protection of persons and property. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2016/17	2017/18	2018/19	2019/20	2020/21
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	19,689	20,927	22,151	23,449	25,605
Education	12,469	13,092	14,089	14,735	14,943
Social services	4,243	4,737	5,343	5,887	7,789
Natural resources and economic development	2,465	3,374	3,825	3,778	4,191
Interest	2,587	2,623	2,684	2,727	2,722
Other	2,260	1,553	1,810	2,501	2,841
Transportation	1,784	1,931	2,021	2,126	3,360
General government	1,532	1,540	1,670	1,653	3,915
Protection of persons and property	1,655	1,930	2,004	2,126	2,258
Total expense	48,684	51,707	55,597	58,982	67,624

Government spending on programs and services increased by $8,642 million in 2020/21.

The province increased spending on the health sector by $2,156 million (9.2%), the other sector by $340 million (13.6%), the education sector by $208 million (1.4%), and the social services sector by $1,902 million (32.3%). Spending increased in the transportation sector by $1,234 million (58.0%), in the general government sector by $2,262 million (137.0%), and in all of the remaining sectors by $540 million over 2019/20. Expenses of the year included $10,087 million in pandemic response and recovery program costs as detailed on pages 13–14.

PROVINCE OF BRITISH COLUMBIA	19

PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

In 2020/21, provincial operating expenses were $67,624 million, a $8,642 million (14.7%) increase from 2019/20. Program spending has increased by $18,940 million (38.9%) since 2016/17. This is compared to increases in GDP of 12.8% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased from 19.3% to 22.9% in 2020/21, reflecting increased government spending on pandemic response and recovery programs.

20	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2019/20 to 2020/21

	In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
2019/20 (Deficit)	58,660	58,982	(322)
Increase in contributions from the federal government	3,359		3,359
Increase in net earnings of self–supported Crown corporations and agencies	1,046		1,046
Increase in taxation revenue	900		900
Increase in natural resources revenue	135		135
Decrease in other revenues	(1,944)		(1,944)
Increase in general government spending		2,262	(2,262)
Increase in health spending		2,156	(2,156)
Increase in social services spending		1,902	(1,902)
Increase in transportation sector spending		1,234	(1,234)
Increase in other program spending		1,088	(1,088)
Subtotal of changes in actual results	3,496	8,642	(5,146)
	62,156	67,624
2020/21 (Deficit)			(5,468)

2019/20 Accumulated Surplus before Accumulated Other Comprehensive income			7,993
2020/21 Accumulated Surplus before Accumulated Other Comprehensive income			2,525
Accumulated other comprehensive income (loss) from self–supported Crown corporations and agencies			682
2020/21 Accumulated Surplus			3,207

The year over year increase in total revenue of $3,496 million, offset by the increase in total expense of $8,642 million, resulted in a deficit that was $5,146 million higher than the 2019/20 deficit. Accumulated surplus, including accumulated other comprehensive income, decreased from $7,769 million in 2019/20 to $3,207 million at the end of 2020/21.

PROVINCE OF BRITISH COLUMBIA	21

PUBLIC ACCOUNTS 2020/21

Financial Statement Discussion and Analysis Report

Changes from 2020/21 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$
Surplus per 2020/21 Budget	60,585	60,058	(300)	227
Increased contributions from the Federal government	2,931			2,931
Decreased taxation revenue	(1,178)			(1,178)
Decreased miscellaneous revenue	(662)			(662)
Increased net earnings of self-supported Crown corporations and agencies	547			547
Decreased other revenues	(67)			(67)
Increased general government spending		2,019		(2,019)
Increased social services spending		1,588		(1,588)
Increased health spending		1,320		(1,320)
Increased transportation spending		1,132		(1,132)
Increased natural resources and economic development spending		1,094		(1,094)
Increased other program spending		413		(413)
Forecast allowance			300	300
Subtotal of changes in actual results compared to budget	1,571	7,566	300	(5,695)
Actual Results	62,156	67,624	0	(5,468)

Revenue was $1,571 million (2.6%) higher than the budgeted amount of $60,585 million and expenses were $7,566 million (12.6%) higher than the budgeted amount of $60,058 million. Additional spending over budget was authorized by supplementary estimates and various statutory appropriations.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2020/21	2020/21
	2020/21	2020/21	2019/20	Budget	vs
	Budget	Actual	Actual	to Actual	2019/20
	$	$	$	$	$
Financial assets	50,530	58,375	48,354	7,845	10,021
Liabilities	(99,391)	(111,534)	(93,639)	(12,143)	(17,895)
Net Liabilities	(48,861)	(53,159)	(45,285)	(4,298)	(7,874)
Non–financial assets	57,907	56,366	53,054	(1,541)	3,312
Accumulated surplus	9,046	3,207	7,769	(5,839)	(4,562)

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Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2021, the accumulated surplus was $3,207 million, $5,839 million lower than budget.

Financial assets were $10,021 million higher than 2019/20 as the result of increases in loans for the purchase of assets, recoverable from agencies of $1,533 million, cash, cash equivalents and temporary investments of $2,575 million, equity in self-supported Crown corporations and agencies of $3,108 million, loans, advances and mortgages receivable of $1,081 million, due from other governments of $779 million, and $945 million in other financial assets.

Liabilities increased by $17,895 million from 2019/20. This increase was the result of an increase of $13,313 million in taxpayer-supported debt mainly to support pandemic response and recovery programs and for infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads, an increase in self-supported debt of $1,428 million due to investment in government power projects, and an increase of $3,154 million in other liabilities including accounts payable and deferred revenue.

Non-financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non-financial assets increased by $3,312 million over 2019/20 representing government’s investment in current year infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2020/21, the province had an accumulated surplus of $3,207 million, $4,562 million lower than in 2019/20. The positive operating results of prior years, although offset by the current year deficit, continue to provide the flexibility to sustain core public services.

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Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2016/17	2017/18	2018/19	2019/20	2020/21
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments	4,232	3,440	3,029	3,985	6,560
Equity in self-supported Crown corporations and
agencies	7,494	6,111	5,732	6,515	9,623
Loans, advances and mortgages receivable	2,153	2,328	2,383	2,940	4,021
Loans for the purchase of assets, recoverable from
agencies	23,809	20,534	22,547	24,768	26,301
Other financial assets	9,131	10,748	10,994	10,146	11,870
Total financial assets	46,819	43,161	44,685	48,354	58,375

In 2020/21, financial assets increased by $10,021 million primarily due to an increase in cash, cash equivalents, and temporary investments of $2,575 million, recoverable capital loans of $1,533 million due to investments in power projects, and an increase in equity in self-supported Crown corporations and agencies of $3,108 million related to the increase in net income reported by ICBC. The remaining financial assets increased by $2,805 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2016/17	2017/18	2018/19	2019/20	2020/21
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer-supported debt	42,390	44,752	43,209	46,669	59,982
Self-supported debt	23,699	20,619	22,655	24,847	26,275
Total financial statement debt	66,089	65,371	65,864	71,516	86,257
Accounts payable and other liabilities	9,031	9,751	10,572	11,497	13,092
Deferred revenue	9,624	10,027	10,518	10,626	12,185
Total liabilities	84,744	85,149	86,954	93,639	111,534

In 2020/21, total liabilities increased by $17,895 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer-supported financial statement debt increased by $13,313 million and self-supported financial statement debt increased by $1,428 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 27. Deferred revenue increased by $1,559 million and accounts payable and other liabilities increased by $1,595 million. Deferred revenue represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

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Financial Statement Discussion and Analysis Report

Non-financial Assets

Trend analysis of non-financial assets provides users with information to assess the management of a government’s infrastructure and long-term non-financial assets.

	In Millions
	2016/17	2017/18	2018/19	2019/20	2020/21
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	41,303	45,836	47,829	50,023	52,781
Other non-financial assets	2,822	2,700	2,786	3,031	3,585
Total non-financial assets	44,125	48,536	50,615	53,054	56,366

Management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to the public. Non-financial assets typically represent resources that government can use in the future to provide services. At March 31, 2021, non-financial assets were $56,366 million which was $3,312 million higher than 2019/20 and $12,241 million higher than fiscal 2016/17. The majority of the province’s non-financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $2,758 million, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current deficit. They reduce future operating results in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $2,758 million in 2020/21, and $12,501 million since the start of fiscal 2016/17 (including the Transportation Investment Corporation which was fully consolidated in fiscal 2017/18). Total capital stock has also increased steadily over that period, which indicates that capital infrastructure is available to continue providing programs and services in future periods.

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Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2016/17	2017/18	2018/19	2019/20	2020/21
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	46,819	43,161	44,685	48,354	58,375
Liabilities	(84,744)	(85,149)	(86,954)	(93,639)	(111,534)
Net liabilities	(37,925)	(41,988)	(42,269)	(45,285)	(53,159)
Non-financial assets	44,125	48,536	50,615	53,054	56,366
Accumulated surplus	6,200	6,548	8,346	7,769	3,207

Net liabilities increased by $7,874 million in 2020/21. Liabilities include deferred revenue of $12,185 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

The financial measure of net liabilities has increased and investments in infrastructure have increased resulting in a decrease in accumulated surplus. The accumulated surplus of the province was $3,207 million at the end of 2020/21, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non-financial Assets as a Portion of Liabilities

The chart provides an indication of the proportion of liabilities used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the relationship between non-financial assets and net liabilities has remained stable. In the last year the relationship between non-financial assets and net liabilities has narrowed as increases in liabilities exceeded increases in non-financial assets.

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Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The increased net liabilities to GDP reflects the impacts from the COVID-19 pandemic in 2020/21. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

Surplus (Deficit) to GDP

The annual surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending. Results in the negative range of the chart reflect government spending on pandemic response and recovery programs.

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Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long-term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2016/17	2017/18	2018/19	2019/20	2020/21
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	66,089	65,371	65,864	71,516	86,257
Less: sinking fund assets	(1,087)	(1,348)	(752)	(692)	(492)
Third party guarantees and non–guaranteed debt	835	896	850	1,337	1,335
Total provincial debt	65,837	64,919	65,962	72,161	87,100

When reporting to rating agencies, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self-supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $843 million higher than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self-supported Crown corporations.

Total provincial debt increased by $14,939 million in 2020/21 to support pandemic response and recovery programs and capital projects. The debt of self-supported Crown corporations and agencies increased for investments in power projects. Taxpayer-supported debt increased by $13,521 million due to $8,746 million for government operating requirements, and to fund capital projects in the education sector of $1,416 million, in BC Transportation Financing Authority of $1,128 million, in the health sector of $852 million, in social housing of $805 million, and other taxpayer-supported corporations and agencies of $574 million.

Taxpayer-supported debt to GDP

The ratio of taxpayer-supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2020/21, taxpayer-supported debt to GDP was 20.2%, which was higher than the budgeted 15.5%, after the stable trend from fiscal 2016/17 to fiscal 2019/20.

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Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2020/21, Moody’s Investors Service Inc. gave the province a Aaa credit rating (2020: Aaa); Standard and Poor’s gave the province a AAA credit rating (2020: AAA); and Dominion Bond Rating Service gave the province a AA(high) credit rating (2020: AA(high)).

Credit Ratings March 31, 2021

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia[2]	Aaa	AAA	AA (high)
Alberta	Aa3	A	AA (low)
Saskatchewan	Aaa	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3	A+	AA (low)
Quebec	Aa2	AA–	AA (low)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	AA–	A(high)
Prince Edward Island	Aa2	A	A
Newfoundland	A1	A	A (low)
Canada	Aaa	AAA	AAA

1 The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “-”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

2 On July 7, 2021, Standard and Poor’s lowered the province’s credit rating to AA+, with a stable outlook, because of impacts from the COVID-19 pandemic on fiscal results and debt.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 137–150.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has remained stable over the last five years. In 2020/21, the province spent 3.1 cents of each revenue dollar on interest on the provincial taxpayer-supported debt.

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Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non–hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2020/21, the province had the equivalent of CAD $285 million in non–hedged debt.

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Economic Highlights

British Columbia’s economy declined by an estimated 3.8% in the 2020 calendar year, the fourth smallest rate among the provinces, according to preliminary GDP by industry data from Statistics Canada. The estimated 3.8% decline for British Columbia in 2020 is an improvement compared to the government’s Budget 2021 estimate of a 5.3% decline.

Real Gross Domestic Product in Calendar Year 2020

The decline in 2020 was almost entirely driven by service-producing industries, while goods-producing industries declined modestly.

Service–producing industries, which account for just over three-quarters of B.C.’s GDP, declined by 4.9% in 2020. Output in the arts, entertainment and recreation (down 39.6%), accommodation and food services (down 31.1%), transportation and warehousing (down 21.6%), and in the health care and social assistance sector (down 8.0%) were the main drivers in the decrease. In 2020, the real estate and rental and leasing sector and the finance and insurance sector increased by 4.1% and 2.5%, respectively.

B.C.’s goods–producing industries declined by 0.3% in 2020. A notable decrease in the manufacturing sector (down 7.1%) was largely offset by a 4.2% increase in the construction sector. The gain in construction was driven by large gains in the engineering construction subsector (up 18.8%), mainly related to activity in the oil and gas industry, while construction in the residential and non-residential buildings subsectors declined by 1.9% and 2.7%, respectively, in 2020. Meanwhile, smaller changes were observed in the utilities (up 2.7%), agriculture, forestry, fishing and hunting (down 2.7%) and mining, quarrying, and oil and gas extraction (up 0.6%) sectors.

Unemployment Rate

British Columbia’s annual unemployment rate was 8.9% in 2020, up from 4.7% in 2019. The unemployment rate in B.C. in 2020 was lower than the national unemployment rate of 9.5%. The average level of employment in B.C. decreased by 6.6% in 2020, following a 3.0% increase in 2019.

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Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•	assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•	the outcome of litigation, arbitration, and negotiations with third parties;

•	potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•	utilization rates for government services such as health care, children and family services, and income assistance;

•	exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•	changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus (deficit):

Key Fiscal Sensitivities
		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$125 to $175[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$40 to $60[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rates	1 percentage point	($156)
Debt	$500 million	($8) to ($10)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 74 of the Notes to the Consolidated Summary Financial Statements.

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Consolidated

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2021

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PUBLIC ACCOUNTS 2020/21

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Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Selina Robinson
SELINA ROBINSON
Chair, Treasury Board

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INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Qualified Opinion

I have audited the summary financial statements of the Government of the Province of British Columbia (Government) using my staff and resources. The Engagement Leader, Molly Pearce, CPA, CA is responsible for this audit and its performance. The summary financial statements of Government comprise the consolidated statement of financial position as at March 31, 2021, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and notes to the financial statements including a summary of significant accounting policies.

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of my report, the summary financial statements present fairly, in all material respects, the financial position of the Government as at March 31, 2021, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian Public Sector Accounting Standards.

Basis for Qualified Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

Deferral of revenues

Government’s accounting treatment for funds received from other governments and for externally restricted funds received from non-government sources is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

Under Canadian Public Sector Accounting Standards, Government’s method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such Government’s method of accounting for those contributions represents a departure from Canadian Public Sector Accounting Standards.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

This departure has existed since the inception of the standard, which applies to periods beginning on or after April 1, 2012. Had Government made an adjustment for this departure in the current year, the liability for deferred revenue as at March 31, 2021 would have been lower by $5,983 million, contribution revenue, surplus for the year and accumulated surplus would have been higher by $5,983 million, and net liabilities would have been lower by $5,983 million.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of my report. I am independent of Government in accordance with the ethical requirements that are relevant to my audit of the summary financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the financial statements of the current period. These matters were addressed in the context of my audit of the financial statements as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters. In addition to the matter described in the Basis for Qualified Opinion section, I have determined the matters described below to be the key audit matters to be communicated in my report.

Consolidation of the Government’s financial statements

The Government’s summary financial statements include the financial information of both central government components and those organizations in the broader public sector controlled by Government. Note 1 – Significant Accounting Policies, explains what is included in the reporting entity (with reference to a list of organizations on pages 91 – 93) and the principles of consolidation.

The challenge is to understand what control means in the public sector. Control is determined by looking at the circumstances of each organization. An organization’s legal form does not determine whether an organization is included or excluded from the reporting entity. Canadian Public Sector Accounting Standards provides guidance that sets out various indicators that provide evidence of control at the financial statement reporting date. Once the determination of control has been made the type of government organization needs to be determined as this impacts the accounting policies applied in the consolidation of the financial information. The complexity of identifying all the entities that comprise the government reporting entity, along with the significant judgments required in the determination of control, as well as the significant judgments required in determination of the types of government organizations controlled have a pervasive impact on the financial statements. In addition, the complexity of the consolidation process itself creates a risk of fraud and error. For that reason, the consolidation of the Government’s financial statements has been identified as a key audit matter.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Audit procedures include evaluating the relationship between government and an organization. In some circumstances it is easy to determine the existence of control. In other cases, it is a matter of judgement to determine if indicators represent evidence of control. Throughout the year, as part of my audit procedures I scan media as well as Government announcements to identify new organizations, as well as organizations or legislative changes that may have changed an organization’s control profile. I look for indicators of control for each new and changed organization. I also enquire of management and obtain representations as to the completeness of the summary financial statement.

Once the government reporting entity organizations, or components, have been identified there are extensive procedures to ensure the preparation of the consolidated summary financial statements has resulted in accurate eliminations of all intra-organization balances and accurate disclosure of financial statement balances. My audit procedures for the consolidation process include: reviewing the audit work performed by component auditors, checking that figures used in the consolidation have been accurately extracted from the financial statements of the components, reviewing the disclosures in the component financial statements to ensure these are carried forward to the summary financial statements, reviewing the adjustments for any components have a different financial year end than the summary financial statements, and gathering evidence to support specific consolidation journal entries and verifying the compilation of the summary financial statements as a whole.

Accuracy of personal income taxation revenue

Personal income tax is Government’s largest taxation revenue stream, providing over $11.1 billion in revenue in fiscal 2021. Personal tax is included in Note 29 – taxation revenue and note 2 - measurement uncertainty provides disclosure on measurement uncertainty related to personal income tax revenue and provides a range for uncertainty of +/- $500 million. Personal income tax revenue in a fiscal year is derived from management estimates of personal income tax for two separate calendar years. For the fiscal year ending March 31, 2021, Government records nine months of revenue for calendar year 2020 and three months of revenue for calendar year 2021. However, the tax assessments for the 2020 calendar year will not be finalized until December 2021, and the 2021 tax assessments won’t be available until one year later. This means precise revenue figures from personal income tax cannot be determined until 21 months after the fiscal year-end date. As a result, Government estimates these revenues based on the best information available. The estimate is complex and includes several inputs and assumptions and as a result this has been identified as a key audit matter.

Government uses an economic forecast model to support its conclusions on two main assumptions underpinning a significant portion of its calendar year estimates: household income growth and elasticity. The latter, elasticity, is defined as the ratio of annual current year tax revenue growth to annual household income growth.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Other key areas included in the estimate are the impact of tax measures or other adjustments to consider significant events. In the current year, there was a one-time downward adjustment of $391 million due to the expectation that the impacts of COVID-19 would result in taxpayers moving to a lower tax bracket.

Actual calendar year results differ from Government’s estimates and result in prior year adjustments being accounted for in the current fiscal reporting period. These adjustments impact Government’s reported personal income tax revenue.

Audit work to address this key audit matter included assessing the appropriateness of the method used to make the estimate, performing a retrospective review to determine the accuracy of previous estimates made, ensuring the underlying data supporting management estimate is correct, testing the accuracy of management’s calculations supporting the estimate and developing a range estimate to assess managements estimate against. Audit procedures also included a review of the estimate for indications of management bias, an evaluation of the quality of the personal income tax revenue measurement uncertainty disclosure in the summary financial statements and management representation related to estimates was obtained.

An auditor’s specialist was engaged to assist with the audit of this complex estimate.

Impact of the COVID-19 pandemic relevant to the summary financial statements

The COVID-19 pandemic has had a significant impact on the province of British Columbia for fiscal year 2021. Government has considered the impact of COVID-19 on the summary financial statements. They have disclosed that the pandemic has increased measurement uncertainty as noted in Note 2. Government has also disclosed a broad statement related to COVID-19 in Note 40 – significant event. The COVID-19 pandemic has resulted in risks related to the operations and financial reporting processes of Government and for this reason it has been identified as a key audit matter.

Risks arising from the impacts of COVID-19 include:

•	the valuation of investments, interest rates used to estimate long term liabilities, estimation of taxes owed to Government and the collection of other accounts receivable.

•	the financial impact of the COVID-19 response measures implemented in 2021.

•	Government’s way of working, including the operation of controls, has been impacted by COVID-19 as a result of many staff working remotely. There is inevitably an increase in risk due to the remote accessing of information technology systems.

Audit procedures to address the significant aspects of COVID-19 included meetings with Government during the year to understand the impacts of the pandemic to financial reporting and how it has impacted the significant estimates and judgements used in the preparation of the summary financial statements.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Though the audit places only limited reliance on the Government’s information technology control environment, in response to any incremental risk from remote working, audit procedures included obtaining understanding and reviewing any key changes to various Government information technology controls and financial process activities as part of my assessment of audit risks to consider where additional testing might be required.

The higher level of COVID-19 related spending increased the level of detailed audit testing done as well as adjusting substantive analytic procedures to take into consideration the factors that are directly related to pandemic revenues and expense. There was also increased scrutiny of transactions occurring directly before and after year end to ensure entries were recorded in the correct year. In addition, management representation related to the impact of COVID-19 on the financial statements was obtained.

Other Accompanying Information

Government is responsible for the information they include in the annual Public Accounts report.

My opinion on the summary financial statements does not cover other information accompanying the financial statements and, except for my independent auditor’s opinion on the debt-related statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the summary financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the summary financial statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. As described in the Basis for Qualified Opinion section above, I believe there are material misstatements in Government’s accounting for the deferral of revenues. I have concluded that the other information is materially misstated for the same reason with respect to the amounts or other items in the annual report affected by this departure from Canadian Public Sector Accounting Standards.

Responsibilities of Treasury Board for the Summary Financial Statements

The Treasury Board of British Columbia is responsible for the oversight of the financial reporting process including the approval of significant accounting policies. The Comptroller General of British Columbia (Comptroller General) is responsible for the preparation and fair presentation of the summary financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), and for such internal control as the Comptroller General determines is necessary to enable the preparation of the summary financial statements that are free from material misstatement, whether due to fraud or error.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

In preparing the summary financial statements, the Comptroller General is responsible for assessing Government’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting when the Government will continue its operations for the foreseeable future.

Auditor’s Responsibilities for the Audit of the Financial Statements

My objectives are to obtain reasonable assurance about whether the summary financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion in accordance with generally accepted accounting principles, being Public Sector Accounting Standards for senior governments in Canada. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement, when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decision of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the summary financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Government’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Comptroller General.

•	Conclude on the appropriateness of the Comptroller General’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on Government’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause Government to cease to continue as a going concern.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

•	Evaluate the overall presentation, structure and content of the summary financial statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

The audit of the summary financial statements is a group audit engagement. As such I also obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the summary financial statements. I am responsible for the direction, supervision and performance of the group audit and I remain solely responsible for my audit opinion.

I communicate with the Chair of Treasury Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide the Chair of Treasury Board with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

/s/ Michael A. Pickup
Victoria, British Columbia, Canada	Michael A. Pickup, FCPA, FCA
July 16, 2021	Auditor General

PROVINCE OF BRITISH COLUMBIA	45
PUBLIC ACCOUNTS 2020/21

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2021

		In Millions
	Note	2021	2020
		$	$
Financial Assets
Cash and cash equivalents		6,163	3,590
Temporary investments		397	395
Accounts receivable	3	5,971	5,165
Inventories for resale	4	71	68
Due from other governments	5	1,711	932
Due from self–supported Crown corporations and agencies	6	282	316
Equity in self–supported Crown corporations and agencies	7	9,623	6,515
Loans, advances and mortgages receivable	8	4,021	2,940
Other investments	9	3,343	2,973
Sinking fund investments	10	492	692
Loans for purchase of assets, recoverable from agencies	11	26,301	24,768
		58,375	48,354
Liabilities
Accounts payable and accrued liabilities	12	8,893	7,684
Employee future benefits	13	2,865	2,654
Due to other governments	14	623	436
Due to Crown corporations, agencies and trust funds	15	710	722
Deferred revenue	16	12,185	10,626
Employee pension plans	17	1	1
Taxpayer–supported debt	18	59,982	46,669
Self–supported debt	19	26,275	24,847
		111,534	93,639
Net assets (liabilities)	21	(53,159)	(45,285)

Non–financial Assets
Tangible capital assets	22	52,781	50,023
Restricted assets	23	2,003	1,931
Prepaid program costs	24	1,264	892
Other assets	25	318	208
		56,366	53,054
Accumulated surplus (deficit)	26	3,207	7,769

Measurement uncertainty	2
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28
Significant events	40

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Carl Fischer
CARL FISCHER
Comptroller General

46	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2021

	In Millions
	2021		2020
	Estimates
	(Note 34)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 29)	35,344	34,166	33,266
Contributions from the federal government	9,963	12,894	9,535
Fees and licences	4,667	4,329	5,572
Miscellaneous	3,798	3,136	3,838
Net earnings of self–supported Crown corporations and agencies (Note 7)	3,417	3,964	2,918
Natural resources (Note 30)	2,149	2,403	2,268
Investment income	1,247	1,264	1,263
	60,585	62,156	58,660
Expense (Note 31)
Health	24,285	25,605	23,449
Education	15,178	14,943	14,735
Social services	6,201	7,789	5,887
Natural resources and economic development	3,097	4,191	3,778
Interest	2,723	2,722	2,727
Other	2,633	2,841	2,501
Transportation	2,228	3,360	2,126
General government	1,896	3,915	1,653
Protection of persons and property	1,817	2,258	2,126
	60,058	67,624	58,982
Surplus (deficit) for the year before forecast allowance	527	(5,468)	(322)
Forecast allowance	(300)
Surplus (deficit) for the year	227	(5,468)	(322)

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		7,993	8,315
Accumulated surplus (deficit)—before other comprehensive income		2,525	7,993
Accumulated other comprehensive income from self–supported Crown corporations
and agencies (see page 105)—beginning of year		(224)	31
Other comprehensive income from self–supported Crown corporations and agencies
(see page 105)		906	(255)
Accumulated other comprehensive income from self–supported Crown
corporations and agencies (see page 105)—end of year		682	(224)
Accumulated surplus (deficit)—end of year		3,207	7,769

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	47

PUBLIC ACCOUNTS 2020/21

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2021

	In Millions
	2021		2020
	Estimates[1]	Actual	Actual
	$	$	$
Surplus (deficit) for the year	227	(5,468)	(322)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(7,126)	(5,428)	(4,772)
(Gain) or loss on sale of tangible capital assets	(56)	(7)
Amortization of tangible capital assets	2,601	2,547	2,469
Disposals and valuation adjustments	50	130	109
	(4,531)	(2,758)	(2,194)
Effect of change in:
Restricted assets	(59)	(72)	(97)
Prepaid program costs	(1)	(372)	(105)
Other assets	(1)	(110)	(43)
	(61)	(554)	(245)
Effect of self–supported Crown corporations’ and agencies’ other comprehensive
income	40	906	(255)
(Increase) in net liabilities	(4,325)	(7,874)	(3,016)
Net (liabilities)—beginning of year	(44,536)	(45,285)	(42,269)
Net (liabilities)—end of year (Note 21)	(48,861)	(53,159)	(45,285)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1The estimates amounts are from page 147 of the Budget and Fiscal Plan 2020/21–2022/23.

48	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2021

	In Millions
	2021			2020
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			(5,468)	(322)
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			2,547	2,469
Amortization of public debt deferred revenue and deferred charges			(202)	(75)
Concessionary loan adjustments (decrease)			(6)	(4)
(Gain) or loss on sale of tangible capital assets			(7)
Valuation adjustment			189	251
Net earnings of self–supported Crown corporations and agencies			(3,964)	(2,918)
Temporary investments (increase) decrease			(2)	36
Accounts receivable (increase)			(864)	(59)
Due from other governments (increase) decrease			(779)	341
Due from self–supported Crown corporations and agencies decrease			34	177
Accounts payable and accrued liabilities increase			1,209	369
Employee future benefits increase			211	83
Due to other governments increase (decrease)			187	(108)
Due to Crown corporations, agencies and funds (decrease) increase			(12)	644
Employee pension plan (decrease)				(64)
Items applicable to future operations increase (decrease)			969	(51)
Contributions from self–supported Crown corporations and agencies			1,763	2,625
Cash (used for) derived from operations			(4,195)	3,394
Capital Transactions
Tangible capital assets dispositions (acquisitions)	123	(5,428)	(5,305)	(4,719)
Cash (used for) capital	123	(5,428)	(5,305)	(4,719)
Investment Transactions
Investment in self–supported Crown corporations and agencies		(1)	(1)	(745)
Loans, advances and mortgages receivable (issues)	391	(1,495)	(1,104)	(592)
Other investments—net (increase) decrease		(372)	(372)	164
Restricted assets—net (increase)		(72)	(72)	(97)
Sinking fund investments—net decrease	208	(37)	171	74
Cash (used for) investments	599	(1,977)	(1,378)	(1,196)
Sub–total cash (requirements)			(10,878)	(2,521)

PROVINCE OF BRITISH COLUMBIA	49

PUBLIC ACCOUNTS 2020/21

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2021

	In Millions
	2021			2020
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub–total cash (requirements) carried forward from previous page			(10,878)	(2,521)
Financing Transactions[2]
Public debt increase	42,217	(27,359)	14,858	5,694
(Used for) purchase of assets, recoverable from agencies	10,296	(11,703)	(1,407)	(2,181)
Cash derived from financing	52,513	(39,062)	13,451	3,513
Increase in cash and cash equivalents			2,573	992
Cash and cash equivalents—beginning of year			3,590	2,598
Cash and cash equivalents—end of year			6,163	3,590
Cash and cash equivalents are made up of:
Cash			5,248	2,875
Cash equivalents			915	715
			6,163	3,590

1Interest received during the year was $1,244 million (2020: $1,213 million). Interest paid during the year was $2,677 million (2020: $2,711 million). Interest received includes interest income from the Statement of Operations in the amount of $1,264 million (2020: $1,263 million) plus the change in accrued interest receivable in the amount of $(20) million (2020: $(50) million). Interest paid includes interest expense from the Statement of Operations in the amount of $2,722 million (2020: $2,727 million) plus the change in accrued interest payable in the amount of $(45) million (2020: $(16) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

50	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 91 – 93. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 151.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31) and all school districts (June 30).

PROVINCE OF BRITISH COLUMBIA	51

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

1. Significant Accounting Policies—Continued

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 94 – 101. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post–secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

52	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

1. Significant Accounting Policies—Continued

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a pro-ration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro–ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Taxes payable by the province in the normal course of operations are reported on the gross basis, as are the related expenses.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 152. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

PROVINCE OF BRITISH COLUMBIA	53
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

1. Significant Accounting Policies—Continued

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over varying terms. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

54	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

1. Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)	Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)	Self–supported debt—includes the portion of debt of self–supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self–supported organizations as these entities are consolidated on the modified equity basis. Self–supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight–line basis. Non–monetary assets and liabilities are translated at historical rates of exchange.

PROVINCE OF BRITISH COLUMBIA	55
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

1. Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments with off–balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investments and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean–up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean–up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean–up disclosure is included in Note 28.

56	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

2. Measurement Uncertainty—Continued

The amount of personal income tax attributable to the year can change as a result of changes in the underlying revenue assumptions, such as household income growth and tax base growth, and as a result of tax assessments and reassessments. The amount of corporate income tax attributable to the tax year can change as a result of tax assessments and reassessments in subsequent years. Tax transfer expenses related to refundable tax credits attributable to the year are also impacted by both personal income tax and corporate income tax assessments and reassessments. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Certain estimates used in these financial statements may be subject to measurement uncertainty due to the COVID–19 pandemic (see Note 40). The amount of variability cannot be reasonably determined at this time.

Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	Actual[1]		In Millions
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	185	155	230	(30)	45
Crime Victim Assistance Program	173	163	183	(10)	10
Silviculture Liability	181	163	199	(18)	18
Employee Leave Entitlements	411	398	428	(13)	17
Variability arises from uncertainty of the outcomes or the use of estimates.
Revenue
Taxation
Personal Income Tax	11,118	10,618	11,618	(500)	500
Contributions from the Federal Government
Canada Health Transfer payments[2]	5,671	5,629	5,713	(42)	42
Canada Social Transfer payments[2]	2,035	2,020	2,050	(15)	15

Expense (Note 31)
Government Transfers
Tax Transfers	2,358	2,158	2,558	(200)	200

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA	57
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

3. Accounts Receivable

	In Millions
	2021	2020
	$	$
Accounts receivable	3,679	3,250
Taxes receivable	2,734	2,421
Accrued interest	357	337
	6,770	6,008
Provision for doubtful accounts	(799)	(843)
	5,971	5,165

4. Inventories for Resale

	In Millions
	2021	2020
	$	$
Properties	13	9
Miscellaneous	58	59
	71	68

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $94 million (2020: $156 million) including the effect of write–downs of $2 million (2020: $1 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2021	2020
	$	$
Government of Canada:
Current	1,632	866
Provincial governments:
Current	21	19
Local governments:[1]
Current	55	44
Long–term	3	3
	1,711	932

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

58	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

6. Due from Self–supported Crown Corporations and Agencies

	In Millions
	2021	2020
	$	$
British Columbia Liquor Distribution Branch	94	100
UBC Properties Investments Ltd	71	54
British Columbia Lottery Corporation	48	69
Columbia Power Corporation	47	61
British Columbia Hydro and Power Authority	10	10
Vancouver Island Technology Park Trust	7	6
Heritage Realty Properties Ltd	4	3
Great Northern Way Campus Trust	1	1
SFU Community Trust		10
Miscellaneous		2
	282	316

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 102 – 103 for details.

7. Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2021				2020
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$

British Columbia Hydro and Power Authority	20	6,300	(19)	6,301	5,588
Insurance Corporation of British Columbia		1,132	730	1,862	(561)
Columbia Power Corporation	26	160		186	177
British Columbia Lottery Corporation		(25)	(24)	(49)	(32)
	46	7,567	687	8,300	5,172
Self–Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	941	30		971	981
British Columbia Railway Company[3]	107	126	(7)	226	215
Great Northern Way Campus Trust[4]	72	(19)		53	51
Real Estate Errors and Omissions Insurance Corporation[5]		29	2	31	25
UBC Properties Investments Ltd		30		30	47
SFU Community Trust		7		7	12
Vancouver Island Technology Park Trust[6]	1	1		2	2
Heritage Realty Properties Ltd[6]					1
Miscellaneous		3		3	9
	1,121	207	(5)	1,323	1,343
	1,167	7,774	682	9,623	6,515

PROVINCE OF BRITISH COLUMBIA	59

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

7. Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2021				2020
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$

Change in Equity in Self–supported
Crown Corporations and Agencies
Balance–beginning of year	46	5,342	(216)	5,172	5,105
Increase (decrease) in other comprehensive income			903	903	(254)
Net earnings of self–supported Crown corporations and agencies		3,853		3,853	2,826
Dividends		(1,484)		(1,484)	(2,258)
Adjustments to dividends		(144)		(144)	(247)
Balance—end of year	46	7,567	687	8,300	5,172
Self–Supported Subsidiaries[1]
Balance–beginning of year	1,120	231	(8)	1,343	612
Prior period adjustments					15
Balance–beginning of year restated	1,120	231	(8)	1,343	627
Increase (decrease) in investment	1			1	745
Increase (decrease) in other comprehensive income			3	3	(1)
Net earnings of self–supported Crown corporations and agencies		111		111	92
Dividends		(111)		(111)	(71)
Transfers (to) from deferred revenue		(24)		(24)	(49)
Balance–end of year	1,121	207	(5)	1,323	1,343
	1,167	7,774	682	9,623	6,515

1Self–supported subsidiaries are non–core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5A subsidiary of the Real Estate Council of British Columbia.

6Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 102 – 105 for details.

60	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2021	2020
	$	$
Loans and Advances
Land tax deferment loans	1,492	1,320
BC student loans	1,064	1,017
Construction loans to social housing projects	938	594
Note receivable	678
Miscellaneous	151	288
	4,323	3,219
Provision for doubtful accounts	(321)	(301)
	4,002	2,918
Mortgages Receivable
Reconstruction Program	20	23
Provision for doubtful accounts	(1)	(1)
	19	22
	4,021	2,940

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the Minister of Finance. This rate will not exceed the prime lending rate of the principal banker to the government and there is a different interest rate between the two programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

The BC Student Loan Program provides funding in the form of interest–free repayable loans to students for post secondary education leading toward a credential. Amortization of the loans is set on repayment commencement by the borrower. Most periods are 114 months in length but borrowers can extend to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The note receivable is due to a sale of property by Providence Health Care Society.

Miscellaneous loans issued by University of British Columbia include matured unsecured promissory notes (2020: $78 million) issued to UBC Properties Trust, and housing and other loans receivable of $36 million (2020: $26 million) issued in accordance with University’s Housing Action Plan, bearing interest at the Canada Revenue Agency’s prescribed interest rate, maturing at 15 or 30 years. Miscellaneous loans include commercial loans of $26 million (2020: $34 million) issued by Columbia Basin Trust bearing interest of nil to 7.50% maturing by 2045 and loans of $20 million (2020: $21 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 7.45% maturing by 2030.

PROVINCE OF BRITISH COLUMBIA	61

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

9. Other Investments

	In Millions
	2021	2020
	$	$
Pooled investment portfolios	2,006	1,747
Equity investments	385	299
Municipal, corporate and other bonds	227	233
Provincial government bonds	80	80
British Columbia Ferry Services Inc	75	75
Commercial loans and investments	11	11
Government of Canada bonds	8	12
Miscellaneous	551	516
	3,343	2,973

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $2,426 million (2020: $1,995 million).

Equity investments have a market value of $766 million (2020: $376 million). They include investments in Canadian, United States (U.S.) and international equity markets.

Municipal, corporate and other bonds have a market value of $266 million (2020: $233 million) with yields ranging from 0.18% to 11.75%. Maturity dates range from April 13, 2021 to May 15, 2067.

Provincial bonds of various provinces have a market value of $83 million (2020: $85 million), with yields ranging from 0.23% to 7.60%. Maturity dates range from June 1, 2021 to December 2, 2051.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $11 million (2020: $11 million) investment in power developments and other investments.

Government of Canada bonds have a market value of $7 million (2020: $12 million), with yields ranging from 0.17% to 5.75%. Maturity dates range from June 15, 2021 to December 1, 2064.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $587 million (2020: $521 million).

62	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

10. Sinking Fund Investments

	In Millions
	2021	2020
	$	$
Sinking fund investments related to taxpayer–supported debt	236	445
Sinking fund investments related to self–supported debt	256	247
	492	692

	In Millions
	2021	2020
	$	$
Provincial government bonds	463	456
Pooled investment portfolios	24	29
Local government bonds	5	5
Miscellaneous		202
	492	692

Provincial bonds of various provinces have a market value of $545 million (2020: $496 million), with yields ranging from 0.11% to 3.37%. Maturity dates range from April 1, 2021 to March 5, 2050.

Pooled investment portfolios have a market value of $24 million (2020: $29 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short–term unitized funds that hold money market instruments.

Local government bonds have a market value of $6 million (2020: $6 million), with yields of 0.63%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the Municipal Finance Authority of British Columbia.

Miscellaneous investments have a market value of nil (2020: $202 million).

Sinking fund investments related to self–supported debt include Province of British Columbia bonds with a carrying value of $102 million (2020: $139 million).

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2021	2020
	$	$
British Columbia Hydro and Power Authority	24,876	23,316
Columbia Basin Trust joint ventures[1]	969	990
Columbia Power Corporation	271	277
British Columbia Lottery Corporation	180	180
Improvement districts	5	5
	26,301	24,768

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

PROVINCE OF BRITISH COLUMBIA	63

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2021	2020
	$	$
Accounts payable	4,670	3,805
Other accrued estimated liabilities[1]	3,510	3,211
Accrued interest on debt	713	668
	8,893	7,684

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

13. Employee Future Benefits
	In Millions
	2021	2020
	$	$
Vacation, compensatory time off, sick bank	1,388	1,229
Retirement allowance	773	762
Long–term disability	345	345
Post–retirement benefits	238	203
Worker compensation benefits	121	115
	2,865	2,654

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post–employment benefits, compensated absences and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities. As at March 31, 2021, unamortized actuarial losses (gains) from actuarial estimates performed every three years were $(11) million (2020: $(28) million). During the year, the amount of benefits paid was $48 million (2020: $53 million).

Worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year. Amounts recorded in the financial statements relating to long–term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year–end.

64	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

14. Due to Other Governments

	In Millions
	2021	2020
	$	$
Government of Canada:
Current	520	355
Long–term		3
Provincial governments:
Current	20	21
Local governments:[1]
Current	83	57
	623	436

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2021	2020
	$	$
Columbia Basin Trust joint ventures[1]	634	651
Great Northern Way Campus Trust	9	10
Trust funds	67	61
	710	722

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

16. Deferred Revenue

	In Millions
	2021	2020
	$	$
Deferred restricted contributions (see table)	9,328	7,768
Unearned lease revenue	1,197	1,139
Tuition	479	501
Petroleum, natural gas and minerals, leases and fees	337	455
Motor vehicle licences and permits	291	279
Water rentals and recording fees	123	101
Derivative debt instruments	71	77
Miscellaneous	359	306
	12,185	10,626

Unearned lease revenue represents lease payments received in advance. Revenue is recognized as the performance obligations are met over the term of the lease.

PROVINCE OF BRITISH COLUMBIA	65

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

16. Deferred Revenue—Continued

Petroleum, natural gas and minerals, leases and fees include payments received from external sources to obtain exclusive subsurface tenure rights to explore for, or produce, petroleum and natural gas resources. Revenue is recognized over the average term of the tenures issued, currently estimated at 10 years.

Deferred Restricted Contributions are those contributions received from external sources that are restricted through legislative or contractual stipulations for the purpose of program delivery. These deferred contributions are reduced and recognized as revenue when the stipulations of the contribution agreement are satisfied.

		In Millions
	Revenue Recognition	2021	2020
	(Years)
		$	$
Restricted Contributions from the Federal Government
Build Canada fund for highway and transportation infrastructure	3–100	1,637	1,163
Operating contributions for the education sector	1–12	584	337
Infrastructure and economic diversification	20–50	559	256
Miscellaneous contributions for post–secondary institutions	1–40	352	351
Strategic infrastructure fund investments in post-secondary institutions	3–40	335	345
Operating contributions for other sectors	1–12	180	140
Miscellaneous contributions for transportation infrastructure	1–40	178	734
Regional services and facilities in the health sector	3–40	7	9
Other	1–40	116	22
Restricted Contributions from Municipal Sources
Regional hospital districts for equipment and facilities	3–40	1,028	523
Operating contributions for the transportation sector	1–12	177	82
Bylaw capital funding for schools	3–40	129	122
Municipal transportation infrastructure funding	3–77	59	61
Restricted Contributions from Other Sources
Health endowments and other contributions	5–50	2,115	1,768
Education endowments	30	1,078	1,060
Operating contributions for the education sector	1–12	489	510
Operating contributions for the other sector	1–12	170	159
Operating contributions for the health sector	1–12	119	107
Miscellaneous contributions from other sources	5–50	16	19
		9,328	7,768

Impact to revenue for the next five fiscal years and thereafter is estimated to be:

In Millions
$
2022	935
2023	821
2024	522
2025	493
2026	460
Thereafter	6,097
Total deferred restricted contributions	9,328

66	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

17. Employee Pension Plans

	In Millions
	2021	2020
	$	$
Members of the Legislative Assembly Superannuation Account	1	1

Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “BC Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non–Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $841 million (2020: $767 million), with estimated pension fund assets of $988 million (2020: $896 million), and an unamortized actuarial gain (loss) of $36 million (2020: $43 million). The accrued net asset (liability) is $111 million (2020: $86 million) and is included in post retirement benefits in Note 13.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $9,061 million (2020: $7,884 million), with estimated pension fund assets of $7,490 million (2020: $6,477 million). The accrued net (liability) asset is $(1,571) million (2020: $(1,407) million).

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA	67

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

17. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The Province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The BC Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short–term in nature.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2020/21 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions and dates:
Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/20	Dec 31/18	Dec 31/17	Aug 31/18
Date of audited financial statements	Mar 31/20	Dec 31/19	Dec 31/19	Aug 31/20
Expected long–term rate of return	6.00%	6.25%	6.00%	6.25%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

68	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

17. Employee Pension Plans—Continued

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2021, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	22,664	30,819	22,429	4,231	80,143
Pension fund assets	26,113	35,334	24,065	4,723	90,235
	(3,449)	(4,515)	(1,636)	(492)	(10,092)
Unamortized actuarial gain (loss)	1,037	2,089	1,326	273	4,725
Accrued net obligation (asset)	(2,412)	(2,426)	(310)	(219)	(5,367)

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. When there is an accrued net obligation, the contribution rates will be increased to address the shortfall over the employees’ estimated remaining years of service. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2020 for each plan are: College Pension Plan 11.2% (2020: 13.5%), Public Service Pension Plan 12.1% (2020: 13.4%), Municipal Pension Plan 11.6% (2020: 12.5%), and Teachers’ Pension Plan 10.6% (2020: 13.0%).

The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $100 million (2020: $94 million), the Public Service Pension Plan $455 million (2020: $431 million), the Municipal Pension Plan $894 million (2020: $843 million), and the Teachers’ Pension Plan $394 million (2020: $375 million).

PROVINCE OF BRITISH COLUMBIA	69

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

18. Taxpayer–supported Debt[1]
			In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2021	2020
		$	$	$	$	$
Short–term promissory notes	2021				0	4,504
	2022	5,231	2,399		7,630	0
Notes, bonds and debentures[3]	2021				0	2,143
	2022	2,370	990		3,360	3,387
	2023	2,456	1,233		3,689	3,690
	2024	3,319			3,319	2,681
	2025	1,449	1,663	712	3,824	3,644
	2026	3,477		350	3,827	1,620
	2027–2031	9,409	3,206	265	12,880	8,527
	2032–2036	3,214		161	3,375	2,708
	2037–2041	4,757		379	5,136	5,010
	2042–2046	4,247		340	4,587	4,572
	2047–2051	5,723		1,245	6,968	3,583
	2052–2056	137			137	133
	2057–2061				0	0
	2062–2066	181			181	181
Capital leases	2021–2048	280			280	285
Total debt issued at face value		46,250	9,491	3,452	59,193	46,668

Unamortized premium					789	1
Total taxpayer-supported debt					59,982	46,669

The effective interest rates (weighted average) as at March 31 on the above debt are:

2021	3.15%
2020		3.66%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2021 includes USD$7,874 million which was fully hedged to CAD$9,491 million; 100 million Swiss Francs was fully hedged into CAD$96 million; 1,673 million EURO was fully hedged to CAD$2,474 million, $870 million AUD was fully hedged to CAD$882 million.

3Notes, bonds, and debentures includes $27 million (2020: $31 million) in other loans.

70	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

18. Taxpayer–supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,131 million (2020: $3,282 million) at a weighted average interest rate of 4.71% (2020: 4.87%). These debentures mature at various dates from April 10, 2021 to July 12, 2049 with interest rates varying between 1.98% and 6.64%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $109 million (2020: $156 million) Canada Pension Plan debentures were issued.

Public–private partnership obligations

Balances include the present value of the minimum payments related to tangible capital assets financed by public-private partnership agreements totalling $3,096 million (2020: $2,819 million).

Mortgages

Balances include mortgages totalling $171 million (2020: $164 million) secured by land and buildings. The carrying value is $253 million (2020: $214 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2022	3,794
2023	3,667
2024	3,309
2025	3,824
2026	3,821
2027–2066	33,167
Total of stated minimum payments	51,582

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between 3 years and 42 years, with interest rates ranging between 0.00% and 10.63%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $98 million (2020: $101 million), with a weighted average interest rate of 5.37% and maturing August 1, 2036, Ministry of Citizens’ Services capital lease obligation for office space in Capital Park of $95 million (2020: $99 million), with a weighted average interest rate of 3.97% and maturing March 1, 2040, Thompson Rivers University lease agreements for land and student residences of $35 million (2020: $36 million), with a weighted average interest rate of 5.14% and maturing August 31, 2047, and British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $18 million (2020: $20 million), with a weighted average interest rate of 4.19% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA	71

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

18. Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2022	31
2023	28
2024	25
2025	22
2026	21
2027–2048	282
Total minimum lease payments	409
Less imputed interest	(129)
Total capital lease liability	280

72	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

19. Self–supported Debt1

			In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2021	2020
		$	$	$	$	$
Short–term promissory notes	2021				0	2,876
	2022	906	2,113		3,019	0
Notes, bonds and debentures	2021				0	1,100
	2022	526			526	526
	2023	500			500	500
	2024	200			200	200
	2025				0	0
	2026	900	633	391	1,924	1,950
	2027–2031	5,575			5,575	4,275
	2032–2036	1,110		200	1,310	1,310
	2037–2041	1,250	371		1,621	1,632
	2042–2046	4,923			4,923	4,923
	2047–2051	6,481			6,481	5,581
	2052–2056	60			60	60
	2057–2061				0	0
	2062–2063	50			50	50
Total debt issued at face value		22,481	3,117	591	26,189	24,983

Unamortized premium (discount)					80	(104)
Unrealized foreign exchange gain (loss)					6	(32)
Total self–supported debt					26,275	24,847

The effective interest rates (weighted average) as at March 31 on the above debt are:

2021	3.23%
2020		3.50%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2021 includes USD$2,454 million (CAD$3,117 million), of which USD$2,227 million was fully hedged to CAD$2,832 million and USD$227 million was unhedged (CAD$285 million), and 402 million EURO was fully hedged to CAD$591 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $223 million (2020: $223 million) at a weighted average interest rate of 3.34% (2020: 3.34%). These debentures mature at various dates from May 8, 2042 to July 10, 2042, with interest rates varying between 3.22% and 3.54%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2020: nil).

PROVINCE OF BRITISH COLUMBIA	73

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

19. Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2022	526
2023	500
2024	200
2025	0
2026	1,924
2027–2063	20,020
Total of stated minimum payments	23,170

74	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rates, foreign exchange rates, and credit risk. In accordance with the risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge the exposure to these risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps, and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross–currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

Taxpayer–supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross-	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[1]	Swaps[1]	Contracts[1]	Total
		$	$	$	$
	2022	1,025	486	2,398	3,909
	2023	1,233	1,050		2,283
	2024		109		109
	2025	2,375	4		2,379
	2026	350	100		450
	2027–2031	3,471	692		4,163
	2032–2036	161	232		393
	2037–2041	378	200		578
	2042–2046	340	200		540
	2047–2051	1,245	400		1,645
	2052–2056		195		195
Total		10,578	3,668	2,398	16,644

1At March 31, 2021, fair market valuation was an unrealized gain of $710 million (2020: $1,276 million gain) on cross–currency swaps, and an unrealized gain of $238 million (2020: $447 million gain) on interest rate swaps, and an unrealized loss of $43 million (2020: $99 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA	75

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Self–supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[2]	Swaps[2]	Contracts[2]	Total
		$	$	$	$
	2022			2,113	2,113
	2023				0
	2024				0
	2025				0
	2026	391			391
	2027–2031			436	436
	2032–2036	200	1,725		1,925
	2037–2041			283	283
	2042–2046				0
	2047–2051				0
	2052–2056		1,500		1,500
Total		591	3,225	2,832	6,648

2At March 31, 2021, fair market valuation was an unrealized gain of $19 million (2020: $14 million gain) on cross currency swaps, an unrealized loss of $121 million (2020: $951 million loss) on interest rate swaps, no gain or loss (2020: $79 million loss) on advanced rate setting agreements, and an unrealized loss of $24 million (2020: $166 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $42,432 million (2020: $30,804 million), allow floating rate exposure up to 45.00% (2020: 45.00%) of this portion of the taxpayer-supported debt. At March 31, 2021, floating rate debt exposure was 22.33% (2020: 22.02%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2020: 25.00%) of their debt which totals $24,602 million (2020: $23,158 million). At March 31, 2021, floating rate debt exposure for BC Hydro was 13.60% (2020: 16.00%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2021, a one percent change in interest rates would impact the annual debt servicing expense by $116 million (2020: $86 million) for the taxpayer–supported debt portfolio and $30 million (2020: $29 million) for the self–supported debt portfolio.

At March 31, 2021, swap agreements relating to investments held by taxpayer-supported portfolios included interest rate swaps totalling $44 million (2020: $44 million).

76	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $42,432 million (2020: $30,804 million), allow unhedged foreign debt exposure up to 10.00% (2020: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2021, there was no unhedged foreign debt exposure of the government direct debt portfolio (2020: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2020: 5.00%) of its debt, which totals $24,602 million (2020: $23,158 million). At March 31, 2021, 0.20% (2020: 0.30%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer-supported and self–supported debt portfolios at March 31, 2021, a one cent change in the Canadian dollar versus the US dollar would not impact the annual debt servicing cost (2020: nil) for the taxpayer–supported debt portfolio; however, the self–supported debt portfolio would increase by $1 million (2020: $2 million).

At March 31, 2021, swap agreements relating to investments held by taxpayer-supported portfolios included cross–currency swaps totalling $39 million (2020: $39 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

The province implements Credit Support Annex agreements for all derivative type transactions, including cross–currency and interest rate swaps, to mitigate exposure to counterparty default risk. Under the terms of these agreements, the province may be required to pledge or receive eligible collateral with its counterparties. These amounts will be returned to or received from the counterparties when there are no longer any outstanding obligations. As at March 31, 2021, gross counterparty exposure was valued at $781 million (2020: $972 million), and net collateral held was $374 million (2020: $172 million), for a net exposure of $407 million (2020: $800 million). Collateral held consists of $91 million cash received which is included in accounts payable (see Note 12) (2020: $51 million cash paid included in accounts receivable (see Note 3)), and $283 million (2020: $223 million) of securities received, which have not been recognized in the financial statements as it is held by a third party until the derivative transaction is completed or default occurs.

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 47) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

PROVINCE OF BRITISH COLUMBIA	77

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

22. Tangible Capital Assets

	In Millions
	2021	2020
	$	$
Land and land improvements	5,829	5,531
Buildings (including tenant improvements)	26,065	24,547
Highway infrastructure	13,702	13,275
Transportation equipment	2,894	2,604
Computer hardware and software	2,047	1,908
Other	2,244	2,158
	52,781	50,023

See Consolidated Statement of Tangible Capital Assets on page 106.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (3–90 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15–100 years); computer hardware and software (1–18 years); major software systems (1–18 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2–50 years, over the lease term, or over the lesser of the lease term and the life of the asset.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The Expo Line and Millennium Line Use Agreements expire in January 2022 and may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,316 million (2020: $2,365 million).

The province received no donations of tangible capital assets during the year (2020: nil).

78	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

23. Restricted Assets

	In Millions
	2021	2020
	$	$
Endowment funds	2,003	1,931

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer-supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

24. Prepaid Program Costs

	In Millions
	2021	2020
	$	$
Prepaid program costs	1,264	892

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer-supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2021, the total inventories held for use or consumption was $576 million (2020: $414 million). During the year, the total expense due to the consumption of inventories was $1,510 million (2020: $1,419 million) including the effect of write–downs of $65 million (2020: $11 million).

25. Other Assets

	In Millions
	2021	2020
	$	$
Deferred debt instrument costs	124	112
Other deferred costs	194	96
	318	208

PROVINCE OF BRITISH COLUMBIA	79

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2021	2020
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	8,106	8,427
Adjustments to accumulated surplus (deficit)[2,3]	(113)	(112)
Accumulated surplus (deficit)—beginning of year as restated	7,993	8,315
Surplus (deficit) for the year[4]	(5,468)	(322)
Accumulated surplus (deficit)—before other comprehensive income	2,525	7,993
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 105)—beginning of year	(224)	31
Other comprehensive income from self–supported Crown corporations and agencies (see page 105)	906	(255)
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 105)—end of year	682	(224)
Accumulated surplus (deficit)—end of year	3,207	7,769

[1]The opening accumulated surplus (deficit) figures for April 1, 2020 and April 1, 2019 are reported before accumulated other comprehensive income.
[2]During 2020/21, adjustments were made to the opening accumulated surplus for 2019/20 for the following items:
Restatement of Vancouver Coastal Health Authority deferred contributions	(63)
Recognition of concessionary adjustment on land tax deferment loans	(61)
Restatement of University of British Columbia deferred revenue recognition	13
School district amortization policy adjustment	(1)
Total	(112)
[3]During 2020/21, adjustments were made to the opening accumulated surplus for 2020/21 for the following items:
Restatement of Vancouver Coastal Health Authority deferred contributions	(63)
Recognition of concessionary adjustment on land tax deferment loans	(61)
Restatement of University of British Columbia deferred revenue recognition	13
School district amortization policy adjustment	(2)
Total	(113)
[4]During 2020/21, adjustments were made to the reported (deficit) figure for the 2019/20 fiscal year as follows:
School district amortization policy adjustment	(1)
Total	(1)

80	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

27. Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets and items inherited by right of Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by the right of Crown is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens, works of art, and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has no contingent assets where the estimated amount is, or exceeds $100,000, and the occurrence of the confirming future event is likely.

(c) CONTRACTUAL RIGHTS

Contractual rights are future–oriented financial information based on multi–year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

	In Millions
						2027 and
	2022	2023	2024	2025	2026	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and
Taxpayer–supported Crown
corporations and agencies
Education	20	13	12	3			48
Natural resources and economic development	342	327	305	302	301	4,780	6,357
Other	136	80	72	64	51	88	491
Transportation	521	515	428	218	144	1,223	3,049
	1,019	935	817	587	496	6,091	9,945
Self–supported Crown
corporations and agencies
Natural resources and economic development	349	276	235	193	196	4,495	5,744
Transportation	5	5	5	5	5	30	55
Protection of persons and property	36	31	27	21	17	53	185
	390	312	267	219	218	4,578	5,984
Total	1,409	1,247	1,084	806	714	10,669	15,929

PROVINCE OF BRITISH COLUMBIA	81

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

28. Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2021 was $398 million (2020: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2021 totalled $13 million (2020: $14 million). See Consolidated Statement of Guaranteed Debt on page 107 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2021	2020
	$	$
Property access disputes	281	281
Tax disputes	50	48
Contract disputes	17	2
Damage to persons or property	2
Negligence and miscellaneous	330	294
	680	625

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2021 was $123 million (2020: $138 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $125 million (2020: $99 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

82	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Environmental Clean–up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean–up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2021	2020
	$	$
Mine sites	320	315
Transportation infrastructure	32	38
Industrial sites	25	26
Pulp mills	5	6
Salt sheds	4	5
Maintenance yards	4	2
Miscellaneous	95	113
	485	505

This provision for future clean–up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2021, the weighted average cost of capital is 3.15% (2020: 3.66%).

As at the reporting date, 30 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and any future cost is not determinable.

Additional environmental liabilities of government business enterprises include $326 million (2020: $309 million) accrued by British Columbia Hydro and Power Authority, and $96 million (2020: $96 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Indigenous Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2021, there were 72 First Nations in various stages of negotiation, including 39 First Nations in active or completed negotiations.

PROVINCE OF BRITISH COLUMBIA	83
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. Yale First Nation is now negotiating implementation of the treaty; however, a treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

It is expected the capital transfer components in all treaty agreements will be, in most cases, entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•    Ditidaht, 3,567 hectares

•    Homalco, 822 hectares

•    In–SHUCK–ch, (Skatin and Samahquam) 9,474 hectares

•    Kaska Dena Council, 677 hectares

•    Kitselas, 34,839 hectares

•    Kitsumkalum, 44,661 hectares

•    K’omoks, 1,733 hectares

•    Ktunaxa Nation Council, 418 hectares

•    Lake Babine Nation (BC only), 511 hectares with a one–time payment of $0.02 million

•    Lheidli T’enneh, 3,416 hectares

•    Nazko, 172 hectares

•    NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,758 hectares

•    Pacheedaht, 1,216 hectares

•    Te’mexw (Malahat, Scia’new, Snaw–naw–as, Songhees and T’Sou–ke), 1,182 hectares

•    Tla–o–qui–aht, 47 hectares

•    Wei Wai Kai (Cape Mudge First Nation), 3,100 hectares

•    Wuikinuxv, 13,946 hectares

•    Yekooche, 5,960 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

84	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)	The BC Transportation Financing Authority has unrecorded contingent liabilities of $42 million (2020: $36 million), including $2 million (2020: nil) for expropriation claims and $25 million (2020: $25 million) for contaminated sites.
(ii)	The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in a material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future–oriented financial information about non–discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/publicaccounts.

	In Millions
						2027 and
	2022	2023	2024	2025	2026	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	3,382	953	1,005	963	760	5,245	12,308
Education	946	373	119	42	13	148	1,641
Social services	291	9					300
Natural resources and economic development	48	47	44	28	27	128	322
Other	732	424	270	198	179	4,812	6,615
Transportation	2,229	1,900	1,453	918	858	10,756	18,114
General government	527	443	377	295	59	243	1,944
Protection of persons and property	454	493	439	416	408	2,638	4,848
	8,609	4,642	3,707	2,860	2,304	23,970	46,092
Self–supported Crown corporations and agencies
Natural resources and economic development	2,981	3,102	2,009	1,686	1,582	37,819	49,179
General government	53	2					55
Protection of persons and property	7	6	6	4	4	5	32
	3,041	3,110	2,015	1,690	1,586	37,824	49,266
Total	11,650	7,752	5,722	4,550	3,890	61,794	95,358

PROVINCE OF BRITISH COLUMBIA	85
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

29. Taxation Revenue

	In Millions
	2021	2020
	$	$
Personal income	11,118	10,657
Provincial sales	7,694	7,374
Corporate income	4,805	5,011
Property	2,313	2,608
Employer health	2,156	1,897
Property transfer	2,098	1,609
Carbon	1,683	1,682
Fuel	936	1,008
Tobacco	711	729
Other	652	691
	34,166	33,266

Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $107 million (2020: $94 million) and corporate income tax were $97 million (2020: $144 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $189 million (2020: $172 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax reimbursements were $2 million (2020: $0.2 million).

Property tax revenue was recorded net of home owner grants of $857 million (2020: $852 million).

30. Natural Resource Revenue

	In Millions
	2021	2020
	$	$
Forests	1,304	988
Petroleum, natural gas and minerals	550	729
Water and other	549	551
	2,403	2,268

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $654 million (2020: $567 million). Natural resource revenue includes mining taxes of $75 million (2020: $250 million) and logging taxes of $56 million (2020: $28 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $3,223 million (2020: $2,920 million), road credits of $25 million (2020: $14 million) and summer drilling credits of $3 million (2020: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

86	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

31. Expense

	In Millions
	2021	2020
Total Expense by Group Account Classification	$	$
Salaries and benefits	24,558	22,832
Government transfers	22,463	16,471
Operating costs	14,470	13,536
Interest[1]	2,722	2,727
Amortization	2,547	2,469
Other	864	947
	67,624	58,982

      1Includes foreign exchange loss amortization of $1 million (2020: loss amortization of $2 million).

32. Valuation Allowances

	In Millions
	2021	2020
	$	$
Inventories for resale	92
Accounts receivable	58	156
Loans, advances and mortgages receivable	29	39
Tangible capital assets	7	56
Other investments	2
Other assets	1
	189	251

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 31, and represent the write–down of assets in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA	87
PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

33. Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2021	2020
	$	$	$	$
Public Guardian and Trustee of British Columbia[1]
—administered by government officials	1,222	(49)	1,173	1,051
Credit Union Deposit Insurance Corporation of British Columbia[1]
—administered by various government officials and a non–government
investment corporation	795	(3)	792	774
Supreme and provincial court (Suitors’ Funds)
—administered by the Courts	184		184	147
Other trust funds
—administered by various government officials	218	(54)	164	141
	2,419	(106)	2,313	2,113

1These organizations are reported under International Financial Reporting Standards. Their financial statements are draft and unaudited when the Public Accounts are prepared.

34. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2021, presented to the Legislative Assembly February 18, 2020.

35. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

88	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

36. Asset Retirement Obligations1

	In Millions
	2021	2020
	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	23	25
Natural resources and economic development	10	10
Health	5	2
	38	37
Self–supported Crown corporations and agencies
Transportation	206	243
Natural resources and economic development	87	77
General government	1	1
	294	321
	332	358

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self–supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA	89

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

37. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position	In Millions
	2021	2020
	$	$
Financial assets	100	107
Liabilities	130	133
Net liabilities	(30)	(26)
Non–financial assets	73	65
Accumulated surplus (deficit)	43	39

Consolidated Statement of Operations	In Millions
	2021	2020
	$	$
Revenue	182	181
Expenses	178	181
Surplus (deficit) for the year	4	0
Accumulated surplus (deficit)—beginning of year	39	39
Accumulated surplus (deficit)—end of year	43	39

38. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate–regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate–regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2021 of $4,277 million (2020: $5,005 million). Regulatory accounting resulted in a decrease to net income for BC Hydro for the year ended March 31, 2021 of $604 million (2020: $1,086 million increase). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

90	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2021—Continued

39. Long–term BC First Nations Gaming Revenue Sharing

Beginning in fiscal year 2021/22, the Gaming Control Act requires that 7% of British Columbia Lottery Corporation’s net income be transferred to the BC First Nations Gaming Revenue Sharing Limited Partnership. This dedicated revenue is estimated at $58 million for the next fiscal year and is expected to total approximately $3 billion over the next 23 years.

The province will collect and transfer revenues to the BC First Nations Gaming Revenue Sharing Limited Partnership. The First Nations’ right to gaming revenue established in legislation has been implemented through the Long–term BC First Nations Gaming Revenue Sharing and Financial Agreement dated September 16, 2020.

40. Significant Events

COVID–19 (Novel Coronavirus) Global Pandemic

On March 18, 2020, the Government of British Columbia declared a state of emergency in response to the COVID–19 Novel Coronavirus global pandemic. Since that date, the Provincial Health Officer has issued orders directed to all British Columbians and organizations operating in the province. Some actions taken will have an impact on future financial statements. The state of emergency ended on June 30, 2021.

An additional $8 billion in contingency spending was authorized for fiscal year 2020/21 by the Legislative Assembly to support the pandemic response and economic recovery. The future financial impacts of the pandemic on the province are not determinable at this time.

PROVINCE OF BRITISH COLUMBIA	91

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2021

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Health Care Occupational Health and Safety Society2

Canadian Blood Services3

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care Society

Provincial Health Services Authority

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University

Coast Mountain College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Okanagan College

92	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2021—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Infrastructure Benefits Inc.

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC

Forestry Innovation Investment Ltd

InBC Investment Corp.4

Infrastructure BC Inc.4

Innovate BC

Nechako–Kitamaat Development Fund Society

Oil and Gas Commission

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Protection of Persons and Property Sector

BC Family Maintenance Agency Ltd.

BC Financial Services Authority

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Real Estate Council of British Columbia

Real Estate Foundation of British Columbia

PROVINCE OF BRITISH COLUMBIA	93

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2021—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Social Services Sector

Community Living British Columbia

Legal Services Society

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post–Secondary Employers’ Association

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority5

British Columbia Liquor Distribution Branch6

British Columbia Lottery Corporation6

Columbia Power Corporation5

Insurance Corporation of British Columbia7

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 94) and on the Consolidated Statement of Operations by Sector (page 98).

2This organization was established during the year.

3This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

4These organizations were renamed during the year.

5These organizations were included in the Natural Resources and Economic Development Sector results.

6These organizations were included in the General Government Sector results.

7This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA	94
PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2021

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,177	1,658	3,169	2,839	22	8	186	232	2,519	502
Temporary investments	2	3	94	101		2	200	183
Accounts receivable	877	753	363	274	50	45	688	382	378	431
Inventories for resale	3	2	21	25			38	34
Due from Crown corporations and agencies	9	5	66	35	1	1	11	15
Due from other governments	79	51	59	72	45	15	207	124
Due from self–supported Crown corporations and agencies			83	76			57	71
Equity in self–supported Crown corporations and agencies			95	122			7,458	6,746
Loans, advances and mortgages receivable	682	5	794	889	1	1	61	80
Other investments	76	73	2,675	2,334			214	217	9	9
Sinking fund investments			58	52					492	692
Loans for purchase of assets, recoverable from agencies									40,108	36,777
	3,905	2,550	7,477	6,819	119	72	9,120	8,084	43,506	38,411

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2021

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	109	89	77	84	321	317	54	47	(2,471)	(2,186)	6,163	3,590
Temporary investments	101	106									397	395
Accounts receivable	294	288	44	41	3,312	2,994	98	97	(133)	(140)	5,971	5,165
Inventories for resale	2	1	3	1	2	2	2	3			71	68
Due from Crown corporations and agencies	25		39	39					(151)	(95)	0	0
Due from other governments	95	23	124	165	775	239	327	243			1,711	932
Due from self–supported Crown corporations and agencies					142	169					282	316
Equity in self–supported Crown corporations and agencies			226	215	(49)	(32)	1,893	(536)			9,623	6,515
Loans, advances and mortgages receivable	1,007	674			1,490	1,318	1		(15)	(27)	4,021	2,940
Other investments	191	185	76	76			102	79			3,343	2,973
Sinking fund investments			88	102					(146)	(154)	492	692
Loans for purchase of assets, recoverable from agencies									(13,807)	(12,009)	26,301	24,768
	1,824	1,366	677	723	5,993	5,007	2,477	(67)	(16,723)	(14,611)	58,375	48,354

PROVINCE OF BRITISH COLUMBIA	96
PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2021

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	2,158	1,704	1,532	1,464	217	134	1,484	1,432	810	660
Employee future benefits	1,362	1,278	735	652	34	27	42	34
Due to other governments	90	70	94	32			13	24
Due to Crown corporations, agencies and trust funds	59	12	8	4	6	2	642	652	2,480	2,197
Due to the Province of British Columbia			4		6	6	10	11
Deferred revenue	3,382	2,448	4,726	4,447	6	8	971	941	71	77
Employee pension plans
Taxpayer-supported debt	1,876	1,803	979	838			176	182	56,021	42,991
Self–supported debt									26,275	24,847
	8,927	7,315	8,078	7,437	269	177	3,338	3,276	85,657	70,772
Net assets (liabilities)	(5,022)	(4,765)	(601)	(618)	(150)	(105)	5,782	4,808	(42,151)	(32,361)

Non–financial Assets
Tangible capital assets	9,135	8,643	18,276	17,327	154	169	2,284	2,276
Restricted assets	5	5	1,998	1,926
Prepaid program costs	695	357	104	86	23	24	267	262
Other assets	190	89	4	7					68	42
	10,025	9,094	20,382	19,346	177	193	2,551	2,538	68	42
Accumulated surplus (deficit)	5,003	4,329	19,781	18,728	27	88	8,333	7,346	(42,083)	(32,319)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2021

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	700	540	692	652	1,079	878	388	397	(167)	(177)	8,893	7,684
Employee future benefits	17	13	36	31	575	570	64	49			2,865	2,654
Due to other governments	55	20	2		198	38	171	252			623	436
Due to Crown corporations, agencies and trust funds	68	67	9	8			1	1	(2,563)	(2,221)	710	722
Due to the Province of British Columbia	4	3	2	2					(26)	(22)	0	0
Deferred revenue	202	174	2,489	2,212	15	12	323	307			12,185	10,626
Employee pension plans					1	1					1	1
Taxpayer-supported debt	770	223	13,801	12,505	326	318			(13,967)	(12,191)	59,982	46,669
Self-supported debt											26,275	24,847
	1,816	1,040	17,031	15,410	2,194	1,817	947	1,006	(16,723)	(14,611)	111,534	93,639
Net assets (liabilities)	8	326	(16,354)	(14,687)	3,799	3,190	1,530	(1,073)	0	0	(53,159)	(45,285)

Non-financial Assets
Tangible capital assets	2,840	2,337	18,333	17,566	1,649	1,607	127	115	(17)	(17)	52,781	50,023
Restricted assets											2,003	1,931
Prepaid program costs	58	49	28	27	84	83	5	4			1,264	892
Other assets			56	70							318	208
	2,898	2,386	18,417	17,663	1,733	1,690	132	119	(17)	(17)	56,366	53,054
Accumulated surplus (deficit)	2,906	2,712	2,063	2,976	5,532	4,880	1,662	(954)	(17)	(17)	3,207	7,769

 1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA	98
PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2021

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation
Contributions from the federal government	201	203	1,530	1,127	169	152	174	167
Fees and licenses	482	1,581	2,624	2,725	3	4	141	140
Miscellaneous	1,150	1,282	1,054	1,526	16	19	162	261
Contributions from the provincial government / net earnings of self-supported Crown corporations and agencies	83	62	282	235	20	18	850	854
Natural resources							2,403	2,268
Investment income	12	27	256	222	1	2	25	24	1,302	1,347
Total revenue	1,928	3,155	5,746	5,835	209	195	3,755	3,714	1,302	1,347

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2021

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	100	96	479	575	33,587	32,595					34,166	33,266
Contributions from the federal government	546	129	716	156	9,334	7,527	224	74			12,894	9,535
Fees and licenses	32	33	41	57	35	68	971	964			4,329	5,572
Miscellaneous	67	102	177	102	418	442	216	220	(124)	(116)	3,136	3,838
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	69	42	24	27	1,580	2,444	1,570	(366)	(514)	(398)	3,964	2,918
Natural resources											2,403	2,268
Investment income	6	12	10	12	63	92	4	3	(415)	(478)	1,264	1,263
Total revenue	820	414	1,447	929	45,017	43,168	2,985	895	(1,053)	(992)	62,156	58,660

PROVINCE OF BRITISH COLUMBIA	100
PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2021

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	10,519	9,380	10,577	10,136	559	538	775	728
Government transfers	6,243	6,168	1,456	1,251	5,905	4,108	2,396	1,975
Operating costs	8,354	7,395	1,883	2,301	1,299	1,211	660	679
Interest	121	122	43	43			22	22	2,508	2,551
Amortization	617	608	898	862	22	24	128	120
Other	253	197	202	238	67	67	284	297
Operating expense	26,107	23,870	15,059	14,831	7,852	5,948	4,265	3,821	2,508	2,551
Surplus (deficit) for the Fiscal Year ended March 31	(24,179)	(20,715)	(9,313)	(8,996)	(7,643)	(5,753)	(510)	(107)	(1,206)	(1,204)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2021

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	228	212	219	207	598	640	1,083	991			24,558	22,832
Government transfers	2,307	2,030	1,268	254	2,419	112	820	839	(351)	(266)	22,463	16,471
Operating costs	196	155	1,248	1,000	521	540	313	262	(4)	(7)	14,470	13,536
Interest	11	11	417	443	15	14			(415)	(479)	2,722	2,727
Amortization	99	97	624	618	130	116	29	24			2,547	2,469
Other	21	20	13	60	267	278	34	30	(283)	(240)	864	947
Operating expense	2,868	2,525	3,789	2,582	3,950	1,700	2,279	2,146	(1,053)	(992)	67,624	58,982
Surplus (deficit) for the Fiscal Year ended March 31	(2,048)	(2,111)	(2,342)	(1,653)	41,067	41,468	706	(1,251)	0	0	(5,468)	(322)

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA	102
PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2021

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2021	2020
	Development[2]	Property[3]	Government[4]	Sub-Total	Sub-Total
	$	$	$	$	$
Assets
Cash and cash equivalents	111	20	57	188	305
Accounts receivable	965	2,045	65	3,075	3,221
Inventories	182		240	422	388
Other investments	1,128	21,154		22,282	19,531
Tangible capital assets	33,617	488	706	34,811	32,612
Other assets	5,191	468	32	5,691	6,436
Total Assets	41,194	24,175	1,100	66,469	62,493
Liabilities
Accounts payable and accrued liabilities	5,083	19,786	510	25,379	25,056
Deferred revenue	2,852	2,466	36	5,354	6,030
Due to Province of British Columbia	57		142	199	240
Debt due to Province of British Columbia	25,283		180	25,463	24,168
Other debt	1,432	61	281	1,774	1,827
	34,707	22,313	1,149	58,169	57,321
Equity
Investment by Province of British Columbia	46			46	46
Other comprehensive income	(19)	730	(24)	687	(216)
Unremitted earnings–end of year	6,460	1,132	(25)	7,567	5,342
	6,487	1,862	(49)	8,300	5,172
Total Liabilities and Equity	41,194	24,175	1,100	66,469	62,493

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2021—Continued

	In Millions
				Protection of
		Natural		Persons and
	Education	Resources	Transportation	Property	2021	2020
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Grand Total	Grand Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	62	24	121	1	396	530
Accounts receivable	68	503	3		3,649	3,827
Inventories	69				491	448
Other investments	27	10	244	69	22,632	19,832
Tangible capital assets	607	870	195	1	36,484	34,320
Other assets	2	261	3		5,957	6,708
Total Assets	835	1,668	566	71	69,609	65,665
Liabilities
Accounts payable and accrued liabilities	69	17	314	27	25,806	25,514
Deferred revenue	32	1	26	12	5,425	6,093
Due to Province of British Columbia	83				282	316
Debt due to Province of British Columbia	36				25,499	24,204
Other debt	520	679		1	2,974	3,023
	740	697	340	40	59,986	59,150
Equity
Investment by Province of British Columbia	73	941	107		1,167	1,166
Other comprehensive income			(7)	2	682	(224)
Unremitted earnings–end of year	22	30	126	29	7,774	5,573
	95	971	226	31	9,623	6,515
Total Liabilities and Equity	835	1,668	566	71	69,609	65,665

1corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

8Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2020/21	104

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2021

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2021	2020
	Development[2]	Property[3]	Government[4]	Sub–Total	Sub–Total
	$	$	$	$	$
Revenue	6,496	6,539	5,114	18,149	20,225
Expense	5,752	5,011	3,533	14,296	17,399
Net earnings of self–supported Crown corporations and agencies	744	1,528	1,581	3,853	2,826
Dividends	(47)		(1,437)	(1,484)	(2,258)
Adjustments to dividends			(144)	(144)	(247)
Transfers (to) from deferred revenue				0	0
Increase (decrease) in unremitted earnings in self–supported Crown corporations and agencies	697	1,528	0	2,225	321
Unremitted earnings—beginning of year	5,763	(396)	(25)	5,342	5,021
Adjustments to unremitted earnings				0	0
Unremitted earnings—end of year	6,460	1,132	(25)	7,567	5,342
Accumulated other comprehensive income—beginning of year	(44)	(165)	(7)	(216)	38
Adjustments to accumulated other comprehensive income				0	0
Other comprehensive income	25	895	(17)	903	(254)
Accumulated other comprehensive income—end of year	(19)	730	(24)	687	(216)
Investment by Province of British Columbia	46			46	46
Equity in self–supported Crown corporations and agencies for the year	6,487	1,862	(49)	8,300	5,172

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2021—Continued

	In Millions
				Protection of
		Natural		Persons and
	Education	Resources	Transportation	Property	2021	2020
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Grand Total	Grand Total
	$	$	$	$	$	$
Revenue	66	142	27	13	18,397	20,473
Expense	43	68	16	10	14,433	17,555
Net earnings of self-supported Crown corporations and agencies	23	74	11	3	3,964	2,918
Dividends	(27)	(84)			(1,595)	(2,329)
Adjustments to dividends					(144)	(247)
Transfers (to) from deferred revenue	(24)				(24)	(49)
Increase (decrease) in unremitted earnings in self-supported Crown corporations and agencies	(28)	(10)	11	3	2,201	293
Unremitted earnings—beginning of year	50	40	115	26	5,573	5,265
Adjustments to unremitted earnings						15
Unremitted earnings—end of year	22	30	126	29	7,774	5,573
Accumulated other comprehensive income—beginning of year			(7)	(1)	(224)	31
Adjustments to accumulated other comprehensive income
Other comprehensive income				3	906	(255)
Accumulated other comprehensive income—end of year	0	0	(7)	2	682	(224)
Investment by Province of British Columbia	73	941	107		1,167	1,166
Equity in self–supported Crown corporations and agencies for the year	95	971	226	31	9,623	6,515

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

8Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia.

PROVINCE OF BRITISH COLUMBIA	106
PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2021

				In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2021	2020
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	5,865	40,040	24,557	4,172	4,942	7,008	86,584	82,503
Additions	349	2,627	983	392	498	579	5,428	4,772
Disposals and valuation adjustments	(26)	(392)	(15)	(52)	(180)	(341)	(1,006)	(691)
	6,188	42,275	25,525	4,512	5,260	7,246	91,006	86,584
Accumulated Amortization
Opening balance	(334)	(15,493)	(11,282)	(1,568)	(3,034)	(4,850)	(36,561)	(34,675)
Amortization expense	(26)	(1,037)	(552)	(101)	(349)	(482)	(2,547)	(2,469)
Effect of disposals and valuation adjustments	1	320	11	51	170	330	883	583
	(359)	(16,210)	(11,823)	(1,618)	(3,213)	(5,002)	(38,225)	(36,561)
Net book value for the year ended March 31, 2021	5,829	26,065	13,702	2,894	2,047	2,244	52,781
Net book value for the year ended March 31, 2020	5,531	24,547	13,275	2,604	1,908	2,158		50,023

1 This statement includes assets that are held on capital leases at March 31, 2021 at a gross value of $330 million less accumulated amortization of $(115) million for a net book value totalling $215 million (2020: gross value of $383 million less accumulated amortization of $(165) million for a net book value of $218 million) comprised of: heavy equipment gross $2 million less accumulated amortization $(2) million for a net book value of nil (2020: gross $2 million less accumulated amortization $(2) million for a net book value of nil; computer hardware/software gross $61 million less accumulated amortization $(29) million for a net book value of $32 million (2020: gross $105 million less accumulated amortization $(79) million for a net book value of $26 million); buildings gross $249 million less accumulated amortization $(68) million for a net book value of $181 million (2020: gross $251 million less accumulated amortization $(60) million for a net book value $191 million); and other assets gross $18 million less accumulated amortization $(16) million for a net book value of $2 million) (2020: gross $26 million less accumulated amortization $(24) million for a net book value of $2 million).

2 Historical cost includes work–in–progress at March 31, 2021 totalling $5,548 million (2020: $4,584 million) comprised of: buildings $2,884 million (2020: $2,490 million); land improvements $69 million (2020: $63 million); highway infrastructure $913 million (2020: $785 million); transportation equipment $485 million (2020: $251 million); computer hardware/software $1,024 million (2020: $888 million); and specialized equipment $173 million (2020: $107 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2021 totalling $8 million (2020: $12 million).

3 “Other” at net book value includes office furniture and equipment $833 million (2020: $872 million), vehicles $102 million (2020: $98 million), machinery $1,142 million (2020: $1,078 million) and miscellaneous $166 million (2020: $110 million).

PROVINCE OF BRITISH COLUMBIA	107
PUBLIC ACCOUNTS 2020/21

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2021

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2021		2020
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375		375
Subtotal, general government	375	0	375	0
Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	13	4	13	5
Subtotal, natural resources and economic development	13	4	13	5
Total taxpayer–supported guaranteed debt	388	4	388	5

Self–supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self–supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	14	398	15
Provision for probable payout		(1)		(1)
Net total, all guaranteed debt	398	13	398	14

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canada Mortgage and Housing Corporation for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2020: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)	the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)	the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Family Maintenance Agency Ltd.	19	(19)
BC Financial Services Authority	43	(29)	14	2		16
BC Games Society	2	(2)
BC Health Care Occupational Health and Safety Society
BC Infrastructure Benefits Inc.	17	(17)
BCNET	22	(22)		(1)		(1)
B.C. Pavilion Corporation	83	(83)		(21)		(21)
BC Transportation Financing Authority	623	(1,383)	(760)	(115)		(875)
British Columbia Assessment Authority[3]	106	(99)	7			7
British Columbia Housing Management Commission	1,904	(1,904)		53		53
British Columbia Public School Employers’ Association	8	(8)
British Columbia Securities Commission	70	(58)	12			12
British Columbia Transit	350	(350)		20		20
Canadian Blood Services	184	(179)	5	(1)		4
Columbia Basin Trust	14	(88)	(74)	3	84	13
Community Living British Columbia	1,238	(1,238)		9		9
Community Social Services Employers’ Association of British Columbia	4	(4)		(1)		(1)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	72	(71)	1			1
First Peoples’ Heritage, Language and Culture Council	26	(26)
Forest Enhancement Society of BC	80	(80)		(74)		(74)
Forestry Innovation Investment Ltd.	25	(24)	1			1
Health Employers Association of British Columbia	27	(27)		21		21

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2021—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)—Continued
InBC Investment Corp.	8	(1)	7			7
Industry Training Authority	116	(116)		(3)		(3)
Infrastructure BC Inc.	11	(10)	1			1
Innovate BC	16	(16)		(1)
Knowledge Network Corporation	17	(14)	3	(3)		(1)
Legal Services Society	105	(105)
Nechako–Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	86	(85)	1	1		2
Organized Crime Agency of British Columbia Society	21	(23)	(2)			(2)
Post–Secondary Employers’ Association	3	(3)
Provincial Rental Housing Corporation	270	(93)	177	226		403
Real Estate Council of British Columbia	19	(19)
Real Estate Foundation of British Columbia	22	(21)	1	10		11
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	38	(25)	13	6		19
Taxpayer–supported Crown corporations and agencies	5,653	(6,246)	(593)	131	84	(378)

SUCH Sector
School Districts	7,245	(7,084)	161	652		813
Universities	5,480	(5,273)	207	70	27	304
Colleges and Institutes	1,443	(1,431)	12	62		74
Health Authorities	19,516	(19,155)	361	688		1,049
Hospital Societies	1,196	(1,198)	(2)	12		10
SUCH sector	34,880	(34,141)	739	1,484	27	2,250
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	40,533	(40,387)	146	1,615	111	1,872

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2021—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self–supported (Government Enterprises)
British Columbia Hydro and Power Authority	6,414	(5,726)	688			688
British Columbia Liquor Distribution Branch	4,148	(2,987)	1,161		(1,161)
British Columbia Lottery Corporation	966	(546)	420		(420)
Columbia Power Corporation	82	(26)	56		(47)	9
Insurance Corporation of British Columbia	6,539	(5,011)	1,528			1,528
Sub–total	18,149	(14,296)	3,853	0	(1,628)	2,225
British Columbia Railway Company[4]	27	(16)	11			11
Columbia Basin Trust joint ventures[5]	142	(68)	74		(84)	(10)
Real Estate Errors and Omissions Insurance Corporation[6]	13	(10)	3			3
Great Northern Way Campus Trust[7]	8	(6)	2		(1)	1
Heritage Realty Properties Ltd[8]	4	(7)	(3)			(3)
SFU Community Trust	1		1			1
UBC Properties Investments Ltd	17		17		(15)	2
Vancouver Island Technology Park Trust[8]	6	(4)	2		(2)
Miscellaneous	30	(26)	4		(9)	(5)
Sub–total	248	(137)	111	0	(111)	0
Net impact of self–supported Crown corporations and agencies	18,397	(14,433)	3,964	0	(1,739)	2,225

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority include a stub period reversal of January-March 2020 and an inclusion of the stub period of January-March 2021.

4Subsidiary of BC Transportation Financing Authority.

5Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6Subsidiary of Real Estate Council of British Columbia.

7Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

8Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

SUCH 1 Statement of Financial Position

as at March 31, 2021

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2021	2020
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,158	735	486	1,938	5,317	4,460
Temporary investments	2	61	14	21	98	99
Accounts receivable	418	269	30	71	788	679
Inventories for resale	261	12	8		281	50
Due from Crown corporations, agencies and trust funds	548	51	11	19	629	344
Due from other governments	59	12	4	7	82	57
Due from self–supported Crown corporations and agencies		81	2		83	75
Equity in self–supported Crown corporations and agencies		78	15	2	95	119
Loans, advances and mortgages receivable	797	30			827	228
Other investments	1	3,356	178	21	3,556	2,753
Sinking fund investments		51	13		64	60
Financial assets before accounting adjustments	4,244	4,736	761	2,079	11,820	8,924
Policy accounting adjustments	(285)	(879)	(13)	30	(1,147)	(424)
Financial assets	3,959	3,857	748	2,109	10,673	8,500

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

SUCH 1 Statement of Financial Position

as at March 31, 2021—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2021	2020
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,526	592	183	589	2,890	2,471
Employee future benefits	1,339	383	95	249	2,066	1,873
Due to other governments	73	1	8		82	60
Due to Crown corporations, agencies and trust funds	56	9	6	4	75	48
Deferred revenue	8,865	6,892	1,494	7,242	24,493	21,712
Taxpayer–supported debt	1,876	852	103	24	2,855	2,640
Liabilities before accounting adjustments	13,735	8,729	1,889	8,108	32,461	28,804
Policy accounting adjustments	(5,614)	(3,182)	(1,083)	(6,769)	(16,648)	(14,871)
Liabilities	8,121	5,547	806	1,339	15,813	13,933
Net liabilities	(4,162)	(1,690)	(58)	770	(5,140)	(5,433)
Non–financial Assets
Tangible capital assets	9,246	7,423	1,655	9,186	27,510	26,075
Restricted assets	5	1,948	46	2	2,001	1,929
Prepaid program costs	388	73	12	18	491	257
Other assets	188		1	3	192	95
Non–financial assets before accounting adjustments	9,827	9,444	1,714	9,209	30,194	28,356
Policy accounting adjustments	93	(18)	(8)	(9)	58	(56)
Non–financial assets	9,920	9,426	1,706	9,200	30,252	28,300
Accumulated surplus (deficit)	5,758	7,736	1,648	9,970	25,112	22,867

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2021	2020
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	30	578	23	15	646	577
Fees and licenses	372	1,896	523	191	2,982	3,184
Contributions from the provincial government/Crown corporations and agencies	18,693	2,093	808	6,762	28,356	25,065
Miscellaneous	509	702	76	259	1,546	2,120
Investment income	8	233	13	18	272	231
Total revenue	19,612	5,502	1,443	7,245	33,802	31,177
Expense
Salaries and benefits	10,252	3,517	1,034	5,965	20,768	19,195
Government transfers		321	15		336	307
Operating costs	8,031	855	234	764	9,884	9,357
Interest	122	38	4	1	165	165
Amortization	607	434	107	349	1,497	1,450
Other	240	108	37	5	390	277
Total operating expense	19,252	5,273	1,431	7,084	33,040	30,751
Surplus (deficit) for the year before accounting adjustments	360	229	12	161	762	426
Policy accounting adjustments	700	70	62	652	1,484	735
Surplus (deficit) for the year	1,060	299	74	813	2,246	1,161

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20211

(Unaudited)

				Variance
				2020/21	2020/21
	2020/21	2020/21	2019/20	Actual	vs
	Budget	Actual	Actual	To Budget	2019/20
Consolidated Revenue Fund[2]	31,800	32,444	31,774	644	670
Taxpayer–supported Crown corporations and agencies[3]	6,546	6,042	5,985	(504)	57
Total staff utilization	38,346	38,486	37,759	140	727

The table above provides a summary of full–time equivalent (FTE) employment.

1Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self–supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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PROVINCE OF BRITISH COLUMBIA	121
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2021

(Unaudited)

	In Millions
	2021	2020
	$	$
Financial Assets
Cash and cash equivalents	2,874	851
Accounts receivable	5,297	4,637
Inventories for resale	51	45
Due from other governments	1,568	841
Due from Crown corporations and agencies	210	240
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,367	2,158
Other investments	354	348
Loans for purchase of assets, recoverable from agencies	40,107	36,777
	53,422	46,491
Liabilities
Accounts payable and accrued liabilities	5,133	4,469
Employee future benefits	724	688
Due to other governments	540	375
Due to Crown corporations, agencies and trust funds	3,509	2,597
Deferred revenue	1,262	1,085
Employee pension plans	1	1
Taxpayer–supported debt	56,111	42,865
Self–supported debt	26,019	24,600
	93,299	76,680
Net assets (liabilities)	(39,877)	(30,189)

Non–financial Assets
Tangible capital assets	3,364	3,267
Prepaid program costs	419	419
Other assets	68	42
	3,851	3,728
Accumulated operating result	(36,026)	(26,461)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

122	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
	2021		2020
	Estimates [2]	Actual	Actual
	$	$	$
Revenue
Taxation	34,587	33,494	32,501
Contributions from the federal government	7,974	9,643	7,668
Other revenue	1,539	1,529	2,495
Dividends	2,271	1,484	2,063
Natural resources	1,905	2,167	2,019
	48,276	48,317	46,746
Expense
Health	23,689	25,388	22,141
Education	10,519	10,622	9,973
Social services	6,063	7,659	5,758
Natural resources and economic development	2,522	3,540	2,783
Interest[3]	1,177	1,231	1,214
Other	2,196	2,445	2,064
Transportation	897	1,539	889
General government	1,600	3,539	1,197
Protection of persons and property	1,545	1,919	1,801
	50,208	57,882	47,820
Operating result for the year	(1,932)	(9,565)	(1,074)

Accumulated operating result —beginning of year		(26,461)	(25,387)
Accumulated operating result —end of year		(36,026)	(26,461)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 18, 2020. It does not include other authorizations granted in subsequent Supplementary Estimates or under statutory authority of $9,880 million (2020: $720 million)

3Interest expense does not include the following: interest of $1,264 million (2020: $1,315 million) on cost of borrowing for relending to government bodies; and interest of $13 million (2020: $22 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA	123
PUBLIC ACCOUNTS 2020/21

General Fund

Statement of Financial Position

as at March 31, 2021

(Unaudited)

	In Millions
	2021	2020
	$	$
Financial Assets
Cash and cash equivalents	2,337	318
Accounts receivable	5,297	4,637
Inventories for resale	51	45
Due from other governments	1,568	841
Due from Crown corporations and agencies	210	240
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,367	2,158
Other investments	354	348
Loans for purchase of assets, recoverable from agencies	40,107	36,777
	52,885	45,958
Liabilities
Accounts payable and accrued liabilities	5,133	4,469
Employee future benefits	724	688
Due to other governments	540	375
Due to Crown corporations, agencies and trust funds	3,509	2,597
Deferred revenue	1,262	1,085
Employee pension plans	1	1
Taxpayer-supported debt	56,111	42,865
Self-supported debt	26,019	24,600
	93,299	76,680
Net assets (liabilities)	(40,414)	(30,722)

Non–financial Assets
Tangible capital assets	3,364	3,267
Prepaid program costs	419	419
Other assets	68	42
	3,851	3,728
Accumulated operating result	(36,563)	(26,994)

124	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
	2021		2020
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	34,587	33,494	32,501
Contributions from the federal government	7,974	9,643	7,668
Other revenue	1,528	1,525	2,483
Dividends	2,271	1,484	2,063
Natural resources	1,905	2,167	2,019
	48,265	48,313	46,734
Expense
Health	23,689	25,388	22,141
Education	10,519	10,622	9,973
Social services	6,063	7,659	5,758
Natural resources and economic development	2,522	3,540	2,783
Interest	1,177	1,231	1,214
Other	2,196	2,445	2,064
Transportation	897	1,539	889
General government	1,600	3,539	1,197
Protection of persons and property	1,545	1,919	1,801
	50,208	57,882	47,820

Operating result for the year	(1,943)	(9,569)	(1,086)

Accumulated operating result-beginning of year		(26,994)	(25,908)
Accumulated operating result-end of year		(36,563)	(26,994)

PROVINCE OF BRITISH COLUMBIA	125
PUBLIC ACCOUNTS 2020/21

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2021

(Unaudited)

	In Millions
	2021	2020
	$	$
Financial Assets
Cash and cash equivalents	537	533
	537	533
Accumulated operating result	537	533

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
	2021		2020
	Estimates	Actual	Actual
	$	$	$
Revenue
Other revenue	11	4	12
	11	4	12
Operating result for the year	11	4	12

Accumulated operating result–beginning of year		533	521
Accumulated operating result–end of year		537	533

126	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
	2021			2020
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(9,565)	(1,074)
Non-cash items included in surplus (deficit):
Amortization of tangible capital assets			281	254
Amortization of public debt deferred revenue and deferred charges			(82)	(21)
Concessionary loan adjustments (decrease)			(6)	(4)
(Gain) on sale of tangible capital assets			(8)	(18)
Valuation adjustments			40	61
Accounts receivable (increase) decrease			(668)	85
Due from other governments (increase) decrease			(727)	341
Due from self-supported Crown corporations and agencies decrease			30	190
Accounts payable increase (decrease)			664	(32)
Employee future benefits increase			36	44
Due to other governments increase (decrease)			165	(114)
Due to Crown corporations, agencies and funds increase (decrease)			912	(560)
Employee pension plan (decrease)				(64)
Items applicable to future operations (decrease)			(170)	(420)
Cash (used for) operations			(9,098)	(1,332)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	15	(389)	(374)	(491)
Cash (used for) capital	15	(389)	(374)	(491)

Investment Transactions
Loans, advances and mortgages receivable issues	246	(477)	(231)	(236)
Other investments—net increase	12	(18)	(6)	(1)
Cash (used for) investments	258	(495)	(237)	(237)
Total cash (requirement)			(9,709)	(2,060)

PROVINCE OF BRITISH COLUMBIA	127
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2021—Continued

(Unaudited)

	In Millions
	2021			2020
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash (requirement) carried forward from previous page			(9,709)	(2,060)

Financing Transactions[1]
Public debt increase	41,925	(27,172)	14,753	5,737
(Used for) purchase of assets, recoverable from agencies	12,291	(15,312)	(3,021)	(3,058)
Cash derived from financing	54,216	(42,484)	11,732	2,679
Increase in cash and cash equivalents			2,023	619
Cash and cash equivalents—beginning of year			851	232
Cash and cash equivalents—end of year			2,874	851

Cash and cash equivalents are made up of:
Cash			2,821	780
Cash equivalents			53	71
			2,874	851

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

128	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
	2021		2020
	Estimates	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	11,771	11,118	10,657
Provincial sales	7,895	7,684	7,362
Corporate income	4,739	4,805	5,011
Property	2,848	2,177	2,423
Property transfer	1,586	2,098	1,609
Employer health	1,924	2,156	1,897
Carbon	1,954	1,683	1,682
Tobacco	755	711	729
Fuel	543	504	535
Other	660	652	691
Commissions on collection of public funds	(66)	(69)	(71)
Valuation adjustments	(22)	(25)	(24)
Total taxation revenue	34,587	33,494	32,501
Contributions from the Federal Government
Canada health and social transfers	7,683	7,743	7,494
Other contributions	291	1,900	174
Total contributions from the federal government	7,974	9,643	7,668
Other Revenue
Medical Services Plan premiums		(4)	998
Motor vehicle licences and permits	586	570	579
Other fees and licences	517	525	482
Investment earnings	88	109	121
Miscellaneous	359	348	403
Asset dispositions	17	8	17
Commissions on collection of public funds	(7)	(7)	(7)
Valuation adjustments	(21)	(20)	(98)
Total other revenue	1,539	1,529	2,495
Dividends
Self–supported Crown corporations
British Columbia Liquor Distribution Branch	1,113	1,161	1,107
British Columbia Lottery Corporation	1,111	276	895
Columbia Power Corporation	47	47	61
Total dividends	2,271	1,484	2,063

PROVINCE OF BRITISH COLUMBIA	129
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2021—Continued

(Unaudited)

	In Millions
	2021		2020
	Estimated	Actual	Actual
Natural Resource Revenue[2]
Forests	806	1,226	930
Petroleum, natural gas and minerals	573	467	615
Water and other	534	482	487
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(7)	(7)	(12)
Total natural resource revenue	1,905	2,167	2,019
Net Consolidated Revenue Fund Revenue	48,276	48,317	46,746

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Ministry of Energy, Mines and Low Carbon Innovation
Oil and Gas Commission	(45)	(44)	(48)
Ministry of Finance
British Columbia Transit	(20)	(17)	(19)
BC Transportation Financing Authority	(471)	(425)	(466)
Cowichan Tribes	(4)	(4)	(4)
Municipalities or Eligible Entities	(88)	(34)	(90)
Rural Areas	(405)	(411)	(391)
South Coast British Columbia Transportation Authority	(405)	(349)	(412)
Ministry of Forests, Lands, Natural Resource Operations and Rural Development
Habitat Conservation Trust	(7)	(5)	(6)
Total	(1,445)	(1,289)	(1,436)

1Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $107 million (2020: $94 million) and corporate income tax were $97 million (2020: $144 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $189 million (2020: $172 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax refunds were $2 million (2020: $0.2 million).

Property tax revenue was recorded net of home owner grants of $857 million (2020: $852 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $654 million (2020: $567 million). Natural resource revenue includes mining taxes of $75 million (2020: $250 million) and logging taxes of $56 million (2020: $28 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $3,223 million (2020: $2,920 million), road credits of $25 million (2020: $14 million) and summer drilling credits of $3 million (2020: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

130	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Thousands
		Other
	Estimates	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislative Assembly	85,014		85,014	79,467
Officers of the Legislature	75,846	50,242	126,088	123,829
Office of the Premier	11,334		11,334	11,203
Advanced Education and Skills Training	2,366,498	45,799	2,412,297	2,412,157
Agriculture, Food and Fisheries	95,404	54,276	149,680	149,640
Attorney General	651,840	852,622	1,504,462	1,492,592
Children and Family Development	2,228,446	216,806	2,445,252	2,437,495
Citizens’ Services	551,650	111,818	663,468	660,224
Education	6,696,903	59,709	6,756,612	6,740,644
Energy, Mines and Low Carbon Innovation	113,631	138,512	252,143	251,991
Environment and Climate Change Strategy	244,646	466,237	710,883	707,213
Finance	837,619	961,453	1,799,072	1,774,683
Forests, Lands, Natural Resource Operations and Rural Development	843,968	232,554	1,076,522	1,073,862
Health	22,189,635	1,965,406	24,155,041	24,082,984
Indigenous Relations and Reconciliation	96,672	217,286	313,958	306,070
Jobs, Economic Recovery and Innovation	93,616	157,432	251,048	251,100
Labour	17,185	18,270	35,455	35,446
Mental Health and Addictions	9,712	29,403	39,115	39,115
Municipal Affairs	650,313	(125,234)	525,079	524,314
Public Safety and Solicitor General	851,693	206,175	1,057,868	1,056,052
Social Development and Poverty Reduction	3,682,820	799,149	4,481,969	4,481,256
Tourism, Arts, Culture and Sport	160,753	191,973	352,726	352,360
Transportation and Infrastructure	928,920	302,630	1,231,550	1,228,809
Management of Public Funds and Debt	1,176,835	48,888	1,225,723	1,230,856
Contingencies (All Ministries) and New Programs[1]	1,066,042	(713,280)	352,762	3
Contingencies (All Ministries): Pandemic Response and Economic Recovery		2,729,863	2,729,863	2,041,005
Contingencies (All Ministries): Federal and Provincial Pandemic Support		190,000	190,000
Capital Funding	2,789,336		2,789,336	1,974,680
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	1,686,000	671,880	2,357,880	2,357,880
Auditor General for Local Government	1,806		1,806	1,687
Forest Practices Board	3,861		3,861	3,721
Total expense	50,208,000	9,879,869	60,087,869	57,882,338

PROVINCE OF BRITISH COLUMBIA	131
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2021—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations
Voted expense	49,220,431	8,930,462	58,150,893	55,974,803
Statutory
Various Acts	10,136	746,308	756,444	755,634
Special Accounts	1,059,193	472,413	1,531,606	1,497,837
Inter–account transfers	(81,760)	(269,314)	(351,074)	(345,936)
Total expense by appropriation 2020/21	50,208,000	9,879,869	60,087,869	57,882,338

Total expense by appropriation 2019/20	48,061,000	720,496	48,781,496	47,820,111

1The budget for contingencies has been reallocated to ministries with approved access.

132	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		204,862	204,862	204,862
Legislative Assembly	5,950		5,950	4,714
Officers of the Legislature	2,614		2,614	1,787
Office of the Premier	1		1
Advanced Education and Skills Training	504		504	497
Agriculture, Food and Fisheries	691		691	673
Attorney General	7,033	25	7,058	7,058
Children and Family Development	1,569		1,569	1,071
Citizens’ Services	353,266		353,266	233,530
Education	601		601
Energy, Mines and Low Carbon Innovation	45,268		45,268	44,317
Environment and Climate Change Strategy	34,921	11,160	46,081	46,081
Finance	1,939,648	6,792	1,946,440	1,728,831
Forests, Lands, Natural Resource Operations and Rural Development	206,281		206,281	175,698
Health	579	8,418	8,997	8,997
Indigenous Relations and Reconciliation	15,001		15,001	13,637
Jobs, Economic Recovery and Innovation	1		1	1
Labour	3		3
Mental Health and Addictions	1		1
Municipal Affairs	4,261		4,261	2,430
Public Safety and Solicitor General	11,262		11,262	4,703
Social Development and Poverty Reduction	1,449		1,449	354
Tourism, Arts, Culture and Sport	1		1
Transportation and Infrastructure	5,383		5,383	4,427
Contingencies (All Ministries) and New Programs	63,041	(19,603)	43,438
Total financing transaction disbursements	2,699,329	211,654	2,910,983	2,483,668

Summary of Appropriations
Loans, investments and other requirements	686,089	205,944	892,033	806,796
Revenue collected for, and transferred to, other entities	1,444,250	5,710	1,449,960	1,288,831
Capital expenditures	568,990		568,990	388,041
Total financing transactions by appropriation	2,699,329	211,654	2,910,983	2,483,668

PROVINCE OF BRITISH COLUMBIA	133
PUBLIC ACCOUNTS 2020/21

Consolidated Revenue Fund

Schedule of Write–offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2021

(Unaudited)

		In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education and Skills Training		15
Ministry of Attorney General	3
Ministry of Children and Family Development	1
Ministry of Citizens’ Services	2
Ministry of Energy, Mines and Low Carbon Innovation			2
Ministry of Environment and Climate Change Strategy	1
Ministry of Finance	62	41
Ministry of Forests, Lands, Natural Resource Operations and Rural Development	1	3
Ministry of Health	2
Ministry of Public Safety and Solicitor General	7
Ministry of Social Development and Poverty Reduction	3	5
Total 2020/21	82	64	2

Total 2019/20	96	80	11

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied to this unaudited information are different, in some cases, from the Budget Transparency and Accountaibility Act (BTAA); which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA, and that are followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2020/21

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PROVINCE OF BRITISH COLUMBIA	137
PUBLIC ACCOUNTS 2020/21

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies. Under the Economic Stabilization (COVID–19) Act, 2020, this section of the Act does not apply for fiscal years 2020/21–2023/24.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2021 was $87,100 million, which consists of $86,257 million in the Summary Financial Statements in addition to $1,321 million of debt included as part of equity in self–supported Crown corporations and agencies and $14 million of guaranteed debt less $492 million of sinking fund investments.

138	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Provincial Debt

as at March 31, 2021

(Unaudited)

The accumulated provincial net debt of $87,100 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2021, taxpayer–supported net debt totalled $59,750 million including debt incurred for transportation infrastructure ($18,782 million), educational facilities ($16,861 million), health facilities ($9,359 million), government operating requirements ($8,746 million), and other debt ($6,002 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2021, self–supported debt totalled $27,350 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($24,650 million), Columbia Basin Trust joint ventures ($1,349 million), commercial subsidiaries of certain post–secondary institutions ($520 million), Columbia Power Corporation ($271 million), British Columbia Lottery Corporation ($228 million), and debt of other government business enterprises ($332 million).

Chart 1 – Provincial debt as at March 31, 2021

In Millions/Percent of Total

PROVINCE OF BRITISH COLUMBIA	139
PUBLIC ACCOUNTS 2020/21

Change in Provincial Debt[1]
(Unaudited)

Provincial debt increased by $14,939 million in 2020/21 when compared to the prior year. This includes an increase in taxpayer–supported debt of $13,521 million and an increase in self–supported debt of $1,418 million. Warehouse Program debt was nil at fiscal year–end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2021.

Taxpayer–supported Debt—Increased by $13,521 million due to new financing of $8,746 million to fund government operating requirements, $1,416 million in the education sector, $1,123 million in the transportation sector, $852 million in the health sector, $805 million for social housing, $569 million for provincial government general capital, and $10 million in other debt.

Self–supported Debt—Increased by $1,418 million due to new capital financing requirements of $1,412 million for British Columbia Hydro and Power Authority, $16 million for the commercial subsidiaries of certain post–secondary institutions, and $38 million for other commercial Crown corporations and agencies. These increases were partially offset by decreased capital financing requirements of $38 million for Columbia Basin Trust joint ventures, $5 million for British Columbia Lottery Corporation, and $5 million for Columbia Power Corporation.

Chart 2 – Change in provincial debt for the year ended March 31, 2021

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

140	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer–supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2021

(Unaudited)

	In Millions
	2021	2020
	$	$
Deficit for the year	5,468	322

Taxpayer–supported debt increased (decreased) by:
Non–cash expenses included in deficit	(2,635)	(2,683)
Accounts receivable, accounts payable and other working capital net changes	1,616	(376)
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	2,200	780
Tangible capital asset net acquisitions	5,305	4,719
Net increases in loans, advances and investments	1,567	786
Net increase in taxpayer-supported debt	13,521	3,548
Taxpayer–supported debt—beginning of year	46,229	42,681
Taxpayer–supported debt—end of year	59,750	46,229
Self–supported debt	27,350	25,932
Total debt[1]	87,100	72,161

Reconciliation of Total Debt to Summary Financial Statements’ Debt
as at March 31, 2021
(Unaudited)

	In Millions
	2021	2020
	$	$
Total debt	87,100	72,161

Debt included as part of equity in self-supported Crown corporations and agencies	(1,321)	(1,322)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(14)	(15)
Sinking fund investments	492	692
Summary Financial Statements’ debt	86,257	71,516

Comprised of:
Taxpayer–supported debt	59,982	46,669
Self–supported debt	26,275	24,847
Summary Financial Statements’ debt	86,257	71,516

1See Summary of Provincial Debt, page 147.

PROVINCE OF BRITISH COLUMBIA	141
PUBLIC ACCOUNTS 2020/21

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $14,939 million compared to a budgeted increase of $4,231 million resulting in a $10,708 million increase from budget net of the $300 million forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer–supported debt increased by $13,521 million compared to a budgeted increase of $2,973 million. The $10,548 million increase from budget is due to borrowing to fund government operating requirements ($8,746 million) and higher than forecasted borrowing in the education sector ($1,726 million) and the health sector ($609 million). These increases were partially offset by decreases in the Transportation sector ($287 million) and the Other sector ($246 million). The increase in capital borrowing for government operating requirements, the education sector, and the health sector addressed enhanced provincial liquidity needs during the pandemic and the borrowing requirements for capital projects in the new fiscal year.

Self–supported debt increased by $1,418 million compared to a budgeted increase of $958 million. The $460 million increase from budget is due to higher than forecasted borrowing for British Columbia Hydro and Power Authority ($293 million), commercial subsidiaries of certain post–secondary institutions ($132 million), and British Columbia Lottery Corporation ($105 million). These increases were partially offset by decreases in borrowing for British Columbia Liquor Distribution Branch ($51 million), and Columbia Basin Trust joint ventures ($19 million).

Chart 3 – Change in provincial debt1, comparison to budget for the year ended March 31, 2021

1The change in forecast allowance is not included in this chart.

142	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Interprovincial Comparison of Taxpayer–supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2020 was 14.6%.

PROVINCE OF BRITISH COLUMBIA	143

PUBLIC ACCOUNTS 2020/21

Interprovincial Comparison of Taxpayer–supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Percent of revenue at March 31

Source: Moody’s Investors Service Inc.

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2020 was 3.1%.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody’s is the closest to that employed by the ministry, however there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available online at: http://gov.bc.ca/provincialdebt.

INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance, Province of British Columbia

Qualified Opinion

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (Government), which comprise the summary of provincial debt as at March 31, 2021, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies and other explanatory information.

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of my report, the summary of provincial debt as at March 31, 2021, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis for Qualified Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion. My qualification of the debt-related statements is as follows:

Classification of the fiscal 2017 debt of the Transportation Investment Corporation

As at March 31, 2017 Government determined the Transportation Investment Corporation to be a government business enterprise, and therefore classified the debt of the Transportation Investment Corporation as self-supported debt. Under Canadian Public Sector Accounting Standards, to be classified as a government business enterprise, an organization must be able to maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. Based on the conditions that existed as of March 31, 2017, in my opinion, the Transportation Investment Corporation did not meet this criteria and therefore was inappropriately classified as a government business enterprise for that year. As a result, for the year ending March 31, 2017 the material changes to the debt-related statements would be as follows:

Taxpayer-supported debt	$3,430 million increase
Self-supported debt	$3,430 million decrease
Taxpayer-supported debt to revenue (per cent)	6.9 increase
Taxpayer-supported debt per capita ($)	722 increase
Taxpayer-supported debt to GDP (per cent)	1.3 increase

This qualification of my opinion relates only to the fiscal year ending March 31, 2017.

MINISTER OF FINANCE

Independent Auditor’s Report

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Debt-related Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the debt-related statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Emphasis of Matter - Basis of Accounting

I draw attention to the notes to the debt-related statements, which describe the basis of accounting. Through the debt-related statements the Government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2021. As a result, the debt-related statements may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Other Accompanying Information

Government is responsible for the information they include in the annual Public Accounts report.

My opinion on the debt-related statements does not cover other information accompanying the debt-related statements and, except for my independent auditor’s opinion on the summary financial statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the debt-related statements, my responsibility is to read other information and, in doing so, consider whether the other information is materially inconsistent with the debt-related statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. As described in the Basis for Qualified Opinion section above, I believe there are material misstatements in Government’s accounting for the classification of the fiscal 2017 debt of the Transportation Investment Corporation. I have concluded that the other information is materially misstated for the same reason with respect to the amounts or other items in the Public Accounts report affected by these departures from the stated basis of accounting.

Government’s Responsibility for the Debt-related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

MINISTER OF FINANCE

Independent Auditor’s Report

Auditor’s Responsibilities for the Audit of the Debt-related Statements

My objectives are to obtain reasonable assurance about whether the debt-related statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the debt-related statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the debt-related statements, whether due to fraud or error; design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates, if any, and related disclosures made by management.

•	Evaluate the overall presentation, structure and content of the debt-related statements, and whether it represents the underlying transactions and events in a manner that complies with the basis of accounting described in the notes to the debt-related statements.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

/s/ Michael A. Pickup
Victoria, British Columbia, Canada	Michael A. Pickup, FCPA, FCA
July 16, 2021	Auditor General

PROVINCE OF BRITISH COLUMBIA	147

PUBLIC ACCOUNTS 2020/21

Summary of Provincial Debt1

as at March 31

	In Millions
	2021	2020	2019	2018	2017
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating	8,746				1,948
Provincial government general capital				1,156	2,696
	8,746	0	0	1,156	4,644
Education[2]
Schools	10,553	9,775	8,904	8,908	8,473
Post–secondary institutions	6,308	5,670	5,370	5,328	4,984
	16,861	15,445	14,274	14,236	13,457
Health facilities[2]	9,359	8,507	7,968	7,903	7,552

Highways, ferries and public transit
BC Transportation Financing Authority	13,321	12,193	11,293	10,388	9,974
British Columbia Transit	60	65	73	84	94
Port Mann Bridge[3]	3,510	3,510	3,510	3,508
Public transit[2]	870	870	870	1,000	1,000
SkyTrain extension[2]	1,021	1,021	1,021	1,174	1,174
	18,782	17,659	16,767	16,154	12,242
Other
B.C. Pavilion Corporation	375	378	371	374	376
Provincial government general capital	3,702	3,133	2,363	2,718	2,288
Social Housing[4]	1,832	1,027	844	878	695
Other[5]	93	80	94	188	245
	6,002	4,618	3,672	4,158	3,604
Total taxpayer–supported debt	59,750	46,229	42,681	43,607	41,499

148	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2020/21

Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2021	2020	2019	2018	2017
	$	$	$	$	$
Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	24,650	23,238	22,064	19,990	19,685
British Columbia Lottery Corporation	228	233	100	155	145
Columbia Power Corporation	271	276	282	286	291
Columbia Basin Trust joint ventures[6]	1,349	1,387	418	433	448
Post–secondary institutions’ subsidiaries[7]	520	504	387	418	340
Transportation Investment Corporation[3]					3,398
Other[8]	332	294	30	30	31
Total self–supported debt	27,350	25,932	23,281	21,312	24,338
Total provincial debt	87,100	72,161	65,962	64,919	65,837

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Beginning in 2017/18, debt related to the Port Mann Bridge has been reclassified as taxpayer–supported due to the elimination of tolls effective September 1, 2017.

4Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

5Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

6Debt related to Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, and UBC Property Investments Ltd, and Vancouver Island Technology Park.

8Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt, British Columbia Liquor Distribution Branch and Insurance Corporation of British Columbia.

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer–supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

PROVINCE OF BRITISH COLUMBIA	149
PUBLIC ACCOUNTS 2020/21

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2021		2020	2019	2018	2017
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	98.8	115.1	95.9	89.5	94.7	99.3
Taxpayer–supported	84.1	101.2	80.6	75.0	82.5	81.8

Debt per Capita ($)[2]
Total provincial	14,850	16,919	14,230	13,214	13,477	13,855
Taxpayer–supported	9,564	11,606	9,116	8,550	9,053	8,733

Debt to GDP (percent)[3]
Total provincial	24.0	29.5	23.6	22.3	23.2	25.1
Taxpayer–supported	15.5	20.2	15.1	14.5	15.6	15.9

Interest Bite (cents per dollar of revenue)[4]
Total provincial	3.7	3.7	3.8	3.8	4.0	3.8
Taxpayer–supported	3.1	3.1	3.1	3.2	3.3	3.2

Interest Costs ($ millions)
Total provincial	2,828	2,817	2,872	2,786	2,759	2,521
Taxpayer–supported	1,819	1,832	1,807	1,793	1,725	1,644

Interest Rate (percent)[5]
Taxpayer–supported	3.9	3.5	4.1	4.2	4.1	3.9

Revenue Factor for Key Indicators ($ million)
Total provincial[6]	77,319	75,691	75,283	73,734	68,551	66,334
Taxpayer–supported[7]	58,515	59,033	57,386	56,881	52,866	50,726

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Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2021		2020	2019	2018	2017
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	76,392	87,100	72,161	65,962	64,919	65,837
Taxpayer–supported[8]	49,202	59,750	46,229	42,681	43,607	41,499

Provincial GDP ($ millions)[9]	318,068	295,282	306,272	295,316	279,370	261,808

Population (thousands at July 1)[10]	5,144	5,148	5,071	4,992	4,817	4,752

1Figures for prior years have been restated to conform with the presentation used for 2020/21 and to include the effects of changes in underlying data.

2The ratio of debt to population (e.g., debt at March 31, 2021 divided by population at July 1, 2020).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2021 divided by 2020 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2020 is used for the fiscal year ended March 31, 2021). As nominal GDP for the calendar year ending 2020 is not available, the 2020 GDP projected in the April 2021 Budget and Fiscal Plan 2021/22 – 2023/24 has been used for the fiscal year ended March 31, 2021 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g. population at July 1, 2020 is used for the fiscal year ended March 31, 2021). Preliminary population figures are presented as published for the year noted per the April 2021 Budget and Fiscal Plan 2021/22 – 2023/24.

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2021

	2021	2021	2020
	Target[2]	Actual	Actual
Taxpayer–supported debt to GDP ratio[1]	15.5%	20.2%	15.1%
Taxpayer–supported debt service costs as a percentage of revenue	3.1%	3.1%	3.1%

1These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating.

2The target amounts are from page 150 of the Budget and Fiscal Plan 2020/21–2022/23.

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Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter-entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line–by–line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non-discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

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Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non-financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self–supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

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Definitions—Continued

(Unaudited)

Taxpayer–supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

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Acronyms

(Unaudited)

APAC	Accounting Policy Advisory Committee

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BTAA	Budget Transparency and Accountability Act

CPA	Chartered Professional Accountant

CRF	Consolidated Revenue Fund

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

Moody’s	Moody’s Investors Service

PSAS	Public Sector Accounting Standards

SCBCTA	South Coast British Columbia Transportation Authority

SFU	Simon Fraser University

SUCH	School districts, universities, colleges, institutes and health organizations

UBC	The University of British Columbia